Exhibit 10.37

FINAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions.

COLLABORATION, LICENSE AND OPTION AGREEMENT

This Collaboration, License and Option Agreement (the “Agreement”) is entered into as of January 18, 2015 (the “Effective Date”), by and between Aurigene Discovery Technologies Limited, a company organized under the laws of India, having an address of 39-40, KIADB Industrial Area, Phase II, Electronic City Hosur Road, Bangalore - 560100 Karnataka, India (“Aurigene”), and Curis, Inc., a corporation organized under the laws of Delaware, USA, having an address of 4 Maguire Road, Lexington, Massachusetts 02421-3112, USA (“Curis”).
Recitals
Whereas, Aurigene is a drug discovery and preclinical development company and seeks to find partners for the further development of its drug candidates in a meaningful relationship that will further its long term interests of having a strategic stake in the development and commercialization of the same;
Whereas, Curis is in the business of clinical development and commercialization of drugs, with a strategic focus on the Immuno-oncology and Precision Oncology areas;
Whereas, the Parties desire to establish a collaborative relationship capitalizing on their unique respective and complementary capabilities and expertise, pursuant to which, among other things:
(i)    the Parties will select as many Program Target Profiles of mutual interest within the Immuno-oncology and Precision Oncology areas as feasible;
(ii)    Aurigene, in consultation with Curis, will conduct discovery, research and preclinical development with respect to each such Program Target Profile, with the goal of identifying a Development Candidate;
(iii)    with respect to each Program Target Profile for which Aurigene identifies a Development Candidate, Curis will have the option to obtain an exclusive license to develop and commercialize such Development Candidate, back-up Program Compounds and Products in the Curis Territory;
(iv)    if Curis exercises its option with respect to any such Program Target Profile, Aurigene will conduct IND-enabling preclinical development to support IND filing, Curis will be responsible for IND preparation and filing and for conducting further development activities in accordance with an agreed development plan, and each Party will be responsible for commercializing Products in its respective Territory;
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in each case, on the terms and subject to the conditions set forth herein; and

Whereas, concurrently with the execution of this Agreement, the Parties are entering into a Stock Purchase Agreement dated as of the Effective Date, pursuant to which Curis is issuing shares of Curis’ common stock to Aurigene (the “Stock Purchase Agreement”), and a Registration Rights Agreement dated as of the Effective Date with respect to such shares.
Agreement
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aurigene and Curis agree as follows:
1.Definitions
1.1     “Acceptance for Filing” shall mean:
(a)     with respect to an IND filed for a Product: (i) in the United States, the date the IND goes into effect in accordance with 21 C.F.R. §312.40(b) (or its successor regulation); (ii) in any other country or group of countries, after filing of an IND with the applicable Regulatory Authority for such country or group of countries, the date upon which enrollment of the first subject in the applicable clinical trial of such Product may legally occur in such country or group of countries; and
(b)     with respect to an NDA filed for a Product: (i) in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. §314.101(a)(2) (or its successor regulation) that such NDA is officially “filed”; (ii) in a Major EU Market, either (A) the receipt of written notice of acceptance of filing of such NDA from the EMA if the centralized EU filing procedure is used or (B) the receipt of written notice of acceptance of filing of such NDA from the applicable Regulatory Authority in such Major EU Market if the centralized EU filing is not used; and (iii) in Japan, the receipt of written notice of acceptance of filing of such NDA from the MHLW.
1.2    “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a particular entity and its Affiliates.
1.3     “Active Program” shall mean a Program with respect to which, as of a given time, at least one of the following is true: (a) any Aurigene activities under the R&D Plan for such Program are ongoing; (b) after Curis has exercised its Option for such Program, any activity with respect to a Program Compound or Product from such Program for which Aurigene is responsible under the Development Plan is either ongoing or has not yet been initiated, provided, however, that non-initiation of such activity under the Development Plan is not due to failure by Curis to perform any of its obligations under the Development Plan or this Agreement; (c) after
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Curis has exercised its Option with respect to such Program, a Program Compound or Product from such Program is being actively developed by one or more of Curis, an Affiliate of Curis or a Sublicensee, provided, however, that if Curis’ failure to actively develop a Program Compound or Product from such Program is due to failure by Aurigene to perform any of its obligations under the Development Plan or this Agreement, then such failure by Curis shall not cause the applicable Program to cease being considered an Active Program; or (d) after Curis has exercised its Option for such Program, any Product from such Program is being actively commercialized in a Major Market by one or more of Curis, an Affiliate of Curis or a Sublicensee.
1.4     “Additional Exclusivity Period” shall have the meaning provided in Section 4.8(a).
1.5     “Additional PTP” shall have the meaning provided in Section 3.1(a).
1.6    “Additional R&D Plan Payments” shall have the meaning provided in Section 6.4.
1.7    “Additional R&D Program” shall mean, with respect to any Additional PTP, a program of discovery, research and preclinical development aimed at generating a Development Candidate and back-up Program Compounds directed to such Additional PTP.
1.8    “Additional R&D Program Option” shall have the meaning provided in Section 4.1(b).
1.9    “Affiliate” shall mean, with respect to a company or other business entity (including a Party), any other company or business entity controlled by, controlling, or under common control with such company or other business entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or otherwise having the power to direct the management and policies of such corporation or other entity. Notwithstanding the foregoing, Dr. Reddy’s Laboratories Ltd and its subsidiaries shall not be considered Affiliates of Aurigene for purposes of this Agreement.
1.10    “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, regulatory authority or governmental agency or authority having jurisdiction over or related to the subject item, including the FCPA, Export Control Laws and other comparable laws.
1.11    “Aurigene CMC Activities” shall have the meaning provided in Section 5.1(a).
1.12 “Aurigene Immuno-oncology PTP” shall have the meaning provided in Section 3.1(b)(ii).
1.13    “Aurigene Immuno-oncology PTP Data Package” shall mean a Data Package with respect to an Aurigene Immuno-oncology PTP.
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1.14     “Aurigene Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Aurigene.
1.15 “Aurigene Know-How” shall mean all Information Controlled by Aurigene during the Term that is necessary or useful for the development, manufacture or commercialization of Program Compounds or Products, including Aurigene’s interest in Program Inventions and Joint Inventions.
1.16     “Aurigene Patent Rights” shall mean all Patent Rights Controlled by Aurigene during the Term that cover or claim inventions that are necessary or useful for the development, manufacture or commercialization of Program Compounds or Products, including Aurigene’s interest in Program Patent Rights and Joint Patent Rights.
1.17    “Aurigene PTP Exclusivity Obligations” shall mean, with respect to a particular Program Target Profile, Aurigene’s obligations under Section 4.7 with respect to such Program Target Profile and Curis’ rights under Section 3.8 with respect to Follow-On Molecules for such Program Target Profile.
1.18    “Aurigene Technology” shall mean the Aurigene Know-How and Aurigene Patent Rights.
1.19    “Aurigene Territory” shall mean the Republic of India and the Russian Federation.
1.20    “Aurigene Territory License” shall have the meaning provided in Section 4.4.
1.21    "CMC Activities” shall mean, with respect to Development Candidate drug substance, the activities necessary to generate the chemistry, manufacturing and controls section of a US IND or equivalent filing.
1.22    “Collaboration Scope” shall mean Immuno-oncology and Precision Oncology.
1.23    “Combination Product” shall mean a Product that is sold in a finished dosage form containing a Program Compound in combination with one or more Other Actives.
1.24    “Commercially Reasonable Efforts” shall mean, with respect to a Party’s efforts to perform any of its obligations with respect to the discovery, research, development or commercialization of Program Compounds, Development Candidates and Products under this Agreement, diligent and sustained efforts commensurate with the level of efforts that a pharmaceutical or biotechnology company in the exercise of its reasonable business judgment would commonly devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, Regulatory Authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, and other relevant scientific, technical and commercial factors. Payments to Aurigene under this Agreement shall not be considered in evaluating Curis’
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obligations to use Commercially Reasonable Efforts. In addition, other compounds or products owned or licensed by a Party shall not be considered in evaluating a Party’s obligations to use Commercially Reasonable Efforts. Commercially Reasonable Efforts require, without limitation, that the Party exerting such efforts (i) promptly assign responsibility for its obligations to specific employee(s) or contractor(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (ii) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a commercially reasonable manner. In addition, stopping all material work on a Program for more than four (4) consecutive months, other than as required by Applicable Law or Regulatory Authority, shall not be considered Commercially Reasonable Efforts.
1.25    “Competing Program” shall mean, with respect to a particular Program Target Profile, a research and development program, other than the Program for such Program Target Profile, that is directed to compounds the primary mechanism of action of which is modulation of such Program Target Profile (i.e., compounds that would be Program Compounds if generated under such Program).
1.26    “Compound” shall mean any molecule generated by Aurigene in the performance of a Program, or previously generated by Aurigene and specifically designated by Aurigene for study in a Program.
1.27    “Confidential Information” of a Party shall mean, subject to the exceptions set forth in Section 8.2, any confidential or proprietary information, including all Information, that is disclosed or made available by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or any of the Receiving Party’s Representatives in connection with this Agreement, whether in writing, orally, visually or otherwise, including: (a) all “Proprietary Information” (as such term is defined in the Mutual CDA) disclosed or made available by or on behalf of such Party to the other Party or any of its Representatives pursuant to the Mutual CDA; and (b) in the case of Aurigene, all “Proprietary Structure Information” (as such term is defined in the Mutual CDA) and “Confidential Information” (as such term is defined in the Supplemental CDA) disclosed or made available by or on behalf of Aurigene to Curis or its Representatives pursuant to the Mutual CDA or the Supplemental CDA, respectively. Notwithstanding the foregoing, the Parties agree that all Joint Inventions shall be considered the Confidential Information of both Parties for purposes of this Agreement, and each Party shall be considered a Receiving Party with respect thereto.
1.28    “Control” or “Controlled” shall mean, with respect to any Information, Patent Rights or other intellectual property rights, possession by an entity of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Information, Patent Rights or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.
1.29    “CREATE Act” means the Leahy-Smith America Invents Act, 35 U.S.C. § 102(c).
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1.30    “Curis Data” shall mean all data and results of any research, preclinical, clinical, stability, toxicology or other study of any Program Compound or Product conducted by or on behalf of Curis during the Term. For clarity, studies conducted by or under direction of Aurigene are not considered studies conducted on behalf of Curis.
1.31    “Curis Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Curis.
1.32    “Curis Know-How” shall mean all Information Controlled, except by virtue of any License granted to Curis under this Agreement, by Curis during the Term that is necessary or useful for the development, manufacture or commercialization of Program Compounds or Products, including Curis Data and Curis’ interest in Program Inventions, if any, and Joint Inventions.
1.33    “Curis Net Sales” shall have the meaning provided in Section 6.7.
1.34    “Curis Patent Rights” shall mean all Patent Rights Controlled, except by virtue of any License granted to Curis under this Agreement, by Curis during the Term that cover or claim inventions that are necessary or useful for the development, manufacture or commercialization of Program Compounds or Products, including Curis’ interest in Program Patent Rights, if any, and Joint Patent Rights.
1.35    “Curis Technology” shall mean Curis Know-How and Curis Patent Rights.
1.36    “Curis Territory” shall mean the entire world, excluding the Aurigene Territory.
1.37    “Data Package” shall mean, with respect to either an Aurigene Immuno-oncology PTP or a Follow-On Molecule Profile, as applicable, a package containing:
(a)     data and other information regarding the proposed Target Molecular Profile for such Aurigene Immuno-oncology PTP or Follow-On Molecule Profile, including the intended mode of action of the potential Program Compounds or the Follow-On Molecules, as applicable, generated or to be generated, and broad pharmacokinetic, pharmacodynamic, efficacy and safety parameters that are expected to be achieved as well as a proposed medicinal chemistry approach for generating a Program Compound or Follow-On Molecule, as applicable, with estimated timelines for Development Candidate identification; and
(b)    data regarding compounds discovered or generated by Aurigene for such Aurigene Immuno-oncology PTP or Follow-On Molecule Profile that demonstrate at least [**] of the following:
i.on target cellular activity and cellular pharmacodynamic readout;
ii.selectivity against related targets; and
iii.in vivo exposure sufficient to achieve target modulation.
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1.38    “Data Package Review Period” shall mean, with respect to an Aurigene Immuno-oncology PTP Data Package or Follow-On Molecule Profile Data Package, a period of [**] days from the delivery of such Data Package to Curis, subject to extension at Curis’ reasonable request and Aurigene’s approval (which shall not be unreasonably withheld) for up to an additional [**] days as reasonably necessary (a) for Curis to (i) review such Data Package in the event that it includes substantial data or information that has not previously been disclosed to Curis (via the SOC or otherwise), or (ii) conduct appropriate patentability analyses or freedom-to-operate searches with respect to the compounds described in such Data Package, or (b) to address other bona fide scientific or intellectual property questions or concerns raised by Curis during the [**]-day period after delivery of such Data Package. Notwithstanding the foregoing, if Curis determines during the [**]-day period after delivery of such Data Package that such Information delivered by Aurigene does not constitute a Data Package as defined by Section 1.37, then Curis shall promptly call an SOC meeting, to be held within [**] days of Aurigene’s delivery of the purported Data Package. If the SOC cannot unanimously reach a determination at such meeting whether or not the Information delivered by Aurigene constitutes a Data Package as defined by Section 1.37, then the Parties shall submit the matter to an independent Third Party expert with at least 15 years of experience in pharmaceutical industry practices with respect to the development of pharmaceutical products for resolution, which expert shall be agreed upon by both Parties or, failing such agreement, designated by the International Centre for Dispute Resolution located in New York City, NY. The sole authority of such expert will be to determine whether or not the Information delivered by Aurigene constitutes a Data Package as defined by Section 1.37, and such expert’s determination shall be final and binding upon the Parties. The independent Third Party expert shall be required to make his or her determination within [**] days after selection of the independent Third Party expert. The Parties shall initially bear the fees and expenses of such expert equally, but the prevailing Party shall reimburse the other Party for the documented fees and expenses of such expert paid by the prevailing Party. The Data Package Review Period shall be tolled during the above dispute resolution procedure, and if it is determined by either the SOC or the independent Third Party expert that the Information delivered by Aurigene did not constitute a Data Package, then the Data Package Review Period shall not begin until Aurigene delivers sufficient Information to constitute a Data Package.
1.39    “Development Candidate” shall mean, with respect to a Program, a Lead Candidate that meets the Target Molecular Profile criteria set forth in the R&D Plan for such Program and is selected by the SOC for advancement to IND-enabling studies.
1.40    “Development Candidate Data Package” shall have the meaning provided in Section 3.6.
1.41    “Development Plan” shall have the meaning provided in Section 5.1(a).
1.42    “Disclosing Party” shall have the meaning provided in Section 1.27.
1.43    “EMA” shall mean the European Medicines Agency, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products in the EU.
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1.44    “EU” shall mean the European Union.
1.45    “Exclusive Program Target Profile” shall mean a Program Target Profile for which, as of a given date, there is an Active Program.
1.46    “Exclusivity Option Fee” shall have the meaning provided in Section 6.2(a).
1.47    “Exclusivity Period” shall mean the Initial Exclusivity Period and, if applicable, each Additional Exclusivity Period for which Curis timely pays the applicable Exclusivity Option Fee (but, for the avoidance of doubt, excluding any Extended Exclusivity Period).
1.48    “Executives” shall have the meaning provided in Section 2.6.
1.49    “Export Control Laws” shall mean all applicable US laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the US Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).
1.50    “Extended Exclusivity Fee” shall have the meaning provided in Section 6.2(b).
1.51    “Extended Exclusivity Period” shall have the meaning provided in Section 4.8(b).
1.52    “FCPA” shall mean the US Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended.
1.53    “FDA” shall mean the US Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products in the US.
1.54    “Field” shall mean any and all uses.
1.55    “First Commercial Sale” shall mean the first sale of a Product by Curis or any of its Affiliates or Sublicensees to a Third Party for end use or consumption of such Product in a country after the applicable Regulatory Authority of such country has granted Regulatory Approval of such Product.
1.56    “Follow-On Molecule” shall mean, with respect to any Program for which Curis has exercised its Option, any molecule:
(a)    the primary mechanism of action of which is modulation of the Program Target Profile for such Program;
(b)    that is not a Program Compound from such Program; and
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(c)    the composition of matter of which is not covered by any Aurigene Patent Right.
1.57    “Follow-On Molecule Data Package” shall mean a Data Package with respect to a Follow-On Molecule Profile.
1.58    “Follow-On Molecule Profile” shall mean a Program Target Profile with respect to which Aurigene conducts research and discovery of Follow-On Molecules during the Exclusivity Period, and, in the case of any Exclusive Program Target Profile, any Extended Exclusivity Period(s).
1.59    “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.
1.60    “Generic Version” shall mean, with respect to a Product, on a country-by-country basis, a pharmaceutical product that: (a) is sold in a given country by a Third Party, other than Curis, any of its Affiliates or any Sublicensee, or any other Third Party in a chain of distribution originating from Curis, any of its Affiliates or any Sublicensee; (b) contains the same Program Compound (and, if such Product is a fixed-dose combination that also contains any other active pharmaceutical ingredient that is not a Program Compound, the same other active ingredient(s)) as such Product in the same dosage form, strength (for each active ingredient and route of administration) as such Product; and (c) has been approved for marketing by the relevant Regulatory Authority in such country in reliance on the Marketing Approval for such Product in such country, including any such pharmaceutical product that has been approved for marketing (i) in the US, pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j), respectively), (ii) in the EU or an EU member state, as a “generic medicinal product” pursuant to Article 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction, pursuant to any equivalent of the foregoing laws, regulations or directives, wherein the approval of such pharmaceutical product is based on reference to the Marketing Approval for such Product in such country and a demonstration of bio-equivalence to such Product and, in each case, which may be substituted for the Product without any action by the physician or health care practitioner.
1.61    “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.
1.62    “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.
1.63    “Governmental Authority” means the government of the US, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,
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instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the EU or the European Central Bank).
1.64    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
1.65    “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.66    “Immuno-oncology” shall mean modulation of any immuno-modulating targets that primarily involve T-cell interaction, whether with other immune cells, tumor cells or cells in the tumor microenvironment.
1.67    “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent Regulatory Authority outside the US (including any supra-national agency such as in the EU) necessary to commence human clinical trials in such jurisdiction.
1.68    “Indication” shall mean a specific disease, disorder or condition bearing a distinct reference number under the ICD-9 defined by the US Department of Health and Human Services. Two Indications have distinct reference numbers when any of the first three numbers of the reference is different. By way of example, acute post-operative pain bears reference number 338.18 and acute pain due to trauma bears reference number 338.11; these two would not be considered as different Indications. By way of comparison, diabetic neuropathy bears reference number 250.6 and post-herpetic neuralgia bears reference number 052.12; these two would be considered as different Indications. For further clarification, the treatment of a disease, disorder or condition in a particular patient population and the treatment of the same disease, disorder or condition in a different population (e.g., adult population and pediatric population) will not be treated as separate Indications.
1.69    “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.
1.70    “Initial Exclusivity Period” shall mean the period beginning on the Effective Date and expiring on the earlier of (a) 24 months from the Effective Date or (b) 30 days after achievement of the Initial Immuno-oncology Clinical Milestone.
1.71    “Initial Immuno-oncology Clinical Milestone” shall mean, as determined by the SOC, the first demonstration of on-target pharmacodynamic activity in more than one human subject using a Program Compound directed to a Product Target Profile in Immuno-oncology.
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1.72    “Initial Ownership Percentage” shall have the meaning provided in Section 6.1.
1.73    “Initial PTP” shall mean PTP1, PTP2, PTP3 or PTP4.
1.74 "Initiation” of a human clinical trial shall mean the first dosing, whether of the investigational product, placebo or comparator, of the fifth subject so dosed in such trial.
1.75    “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.
1.76    “Joint Invention” shall mean any Invention made jointly by one or more employees, consultants or contractors of Aurigene and one or more employees, consultants or contractors of Curis.
1.77    “Joint Patent Rights” shall mean all Patent Rights that cover or claim any Joint Invention.
1.78    “Lead Candidate” shall mean, with respect to a Program, a Program Compound that meets the criteria set forth in the R&D Plan for such Program and that the SOC determines warrants further advancement with a goal of qualification as a Development Candidate.
1.79    “License” shall have the meaning provided in Section 4.3.
1.80    “Licensed Program” shall have the meaning provided in Section 4.3.
1.81    “Major EU Market” shall mean (a) any of the following countries: France, Germany, Italy, Spain and the United Kingdom; or (b) the EU as a whole.
1.82    “Major Market” shall mean any of the following countries: the US, the Major EU Markets and Japan.
1.83    “MHLW” shall mean the Japanese Ministry of Health, Labour and Welfare (i.e., Koseisho), or any successor agency thereto.
1.84    “Mutual CDA” shall mean that certain Mutual Confidential Disclosure Agreement between the Parties dated February 27, 2014, as amended by that certain Amendment to the Mutual Confidential Disclosure Agreement dated October 26, 2014, and that certain Second Amendment to the Mutual Confidential Disclosure Agreement dated November 4, 2014.
1.85    “NDA” shall mean: (a) a New Drug Application, as more fully defined in 21 C.F.R. 314.5 et seq. (or any successor regulation thereto); or (b) the equivalent application filed with any equivalent Regulatory Authority outside the US; including, in each case, all amendments and supplements thereto.
1.86 “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Curis, any of its Affiliates, or any Sublicensee (each, a “Selling Party”) to Third Parties (other than a Selling Party), less the following deductions actually
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incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party (if not previously deducted in calculating the amount invoiced), all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:
(a)    normal and customary trade discounts, including trade, cash and quantity discounts, rebates or credits, actually allowed or taken;
(b)    credits, refunds or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors;
(c)    governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;
(d)    reasonable and customary fees paid to wholesalers, group purchasing organizations, Third Party payors and managed care entities, in each case based on the sale or dispensing of the Product;
(e)    charges separately invoiced to customers for freight, insurance, transportation, postage and handling; and
(f)    taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds, in each case separately invoiced to the customer.
In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).
For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”
On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:
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i.Where both Product containing the Program Compound as its sole active pharmaceutical ingredient (“Mono Product”) and all Other Active(s) in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.86 by the fraction A/(A+B), where A is the net invoice price of Mono Product in such country, and B is the sum of the net invoice prices of the Other Active(s) in the combination when sold separately in such country.
ii.If Mono Product is sold in such country, but none of the Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.86 by the fraction A/C, where A is the net invoice price of such Mono Product in such country, and C is the net invoice price of the Combination Product in such country.
iii.If no Mono Product is sold separately in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.86 by the fraction (C-D)/C, where C is the net invoice price of the Combination Product in such country, and D is the sum of the net invoice prices charged for the Other Active(s) in the Combination Product when sold separately in such country.
iv.If neither Mono Product nor the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Program Compound portion of the Combination Product and the Other Active(s) in the Combination Product; provided, however, that in no event shall the relative value contribution of the Program Compound portion of the Combination Product be less than [**]%. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Centre for Dispute Resolution located in New York City, NY, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.
1.87    “Non-Royalty Sublicense Revenues” shall mean, with respect to a particular Licensed Program, all amounts actually received by Curis and its Affiliates from a particular Sublicensee in consideration of the grant to such Sublicensee of a sublicense under the License granted by Aurigene to Curis with respect to such Licensed Program. Without limiting the generality of the foregoing, Non-Royalty Sublicense Revenues shall include up-front fees, license fees, milestone payments (subject to Section 6.9(c)), technology access fees, premiums above the fair market value on sales of debt or equity securities of Curis or of an Affiliate and annual maintenance fees, and any other payments attributable to the grant to such Sublicensee of a sublicense under the License for such Licensed Program. However, Non-Royalty Sublicense Revenues shall exclude: (i) Sublicensee Royalties; (ii) bona fide research and development funding received from a Sublicensee for Curis’ or its Affiliate’s employees’ performance of specified research and development work (e.g., FTE funding) after the date of the sublicense, which may be calculated on a fully-burdened basis, and reimbursement by such Sublicensee of documented external costs incurred by Curis or its Affiliate after the date of the sublicense for
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specialized materials (except for standard materials costs included in Curis’ or its Affiliate’s fully-burdened FTE rate), specialized equipment and Third Party services, in each case, specifically for such specified research and development work; (iii) payments for equity securities of Curis or its Affiliate that are at or below the fair market value of such securities on the date of receipt, as determined in good faith by Curis’ or its Affiliate’s Board of Directors, if such securities are not then traded on a public securities exchange, or as determined by the closing price of such securities of Curis or its Affiliate (as applicable) on the date of receipt, if such securities are then traded on a public securities exchange; (iv) payments for debt securities of Curis or its Affiliate except to the extent such debt is forgiven or cancelled other than in exchange for payment in full (whether in cash or in kind); and (v) payments and reimbursements by any Sublicensee of patent costs actually incurred by Curis or its Affiliate after the date of the sublicense with respect to Patent Rights under the License granted by Aurigene to Curis with respect to the Licensed Program and are sublicensed to the Sublicensee.
1.88    “Option” shall mean an R&D Program Option or Additional R&D Program Option, as applicable.
1.89    “Option Period” shall have the meaning provided in Section 4.2(a), subject to Section 4.2(b), if applicable.
1.90    “Other Active” shall mean any active pharmaceutical ingredient that is not a Program Compound.
1.91    “Party” shall mean Aurigene or Curis individually, and “Parties” shall mean Aurigene and Curis collectively.
1.92    “Patent Rights” shall mean all (a) patents, re-examinations, reissues, renewals, extensions, term restorations, and supplementary protection certificates, or any like filing thereof, and (b) pending applications for patents, including provisional applications, continuations, continuations-in-part, divisional and substitute applications, including confirmation patents, registration patents, patents of addition, inventors’ certificates, and foreign counterparts thereof.
1.93    “Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or agency, or any other entity not specifically listed herein.
1.94    “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations).
1.95    “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations).
1.96    “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations).
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1.97    “Pierre Fabre Agreement” shall mean that certain Collaborative License, Development and Commercialization Agreement between Aurigene and Pierre Fabre dated February 11, 2014, as amended to date.
1.98    “Pivotal Trial” shall mean: (a) a Phase 3 Trial; or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before first dosing of the first patient in such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an NDA submission, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a human clinical trial does not constitute a Pivotal Trial at the time of first dosing of the first patient in such trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in an NDA submission, then, for purposes of Section 6.6 hereof, and notwithstanding Section 1.74 hereof, “Initiation” of such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.
1.99    “Precision Oncology” shall mean any molecular target mutually agreed between the Parties to be included as a therapeutic strategy to modulate the activity of a cellular protein whose encoding gene is altered (mutation, amplification, translocation) in a population of human cancers. IRAK-4 is considered a Precision Oncology target.
1.100    “Product” shall mean a pharmaceutical composition or preparation containing or comprising a Program Compound (whether or not as the sole active ingredient), including, in each case, all formulations and dosage forms thereof.
1.101    “Program” shall mean an R&D Program or Additional R&D Program.
1.102    “Program Compound” shall mean, with respect to a Program Target Profile, any Compound the primary mechanism of action of which, as demonstrated in biochemical or pharmacologic assays (including cell-based or in vivo as relevant), is modulation of such Program Target Profile and, with respect to its primary mechanism of action, only such Program Target Profile.
1.103    “Program Invention” shall mean: (a) any Aurigene Invention or Curis Invention that is made under a Program; or (b) any Joint Invention that is made under a Program.
1.104    “Program Know-How” shall mean all Information generated by or on behalf of Aurigene or Curis or jointly by or on behalf of Aurigene and Curis under a Program, including Program Inventions.
1.105    “Program Patent Rights” shall mean all Patent Rights claiming Program Inventions.
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1.106    “Program Target Profile” shall mean the protein or gene target(s) selected by the Parties whose activity is intended to be specifically modulated using Compounds as set forth in the R&D Plan for a Program.
1.107    “Program Technology” shall mean Program Patent Rights and Program Know-How.
1.108    “PTP1” shall mean IRAK4.
1.109    “PTP2” shall mean PD1 pathway.
1.110    “PTP3” shall mean the first Program Target Profile, other than PTP1 and PTP2, selected by the SOC or Curis (as applicable) after the Effective Date pursuant to Section 3.1(b).
1.111    “PTP4” shall mean the first Program Target Profile selected by the SOC or Curis (as applicable) pursuant to Section 3.1(b) after selection of PTP3.
1.112    “R&D Plan” shall mean have the meaning provided in Section 3.2.
1.113    “R&D Program” shall mean, with respect to each Initial PTP, a program of discovery, research and preclinical development aimed at generating a Development Candidate and back-up Program Compounds directed to the applicable Program Target Profile.
1.114    “R&D Program Option” shall have the meaning provided in Section 4.1(a).
1.115    “Receiving Party” shall have the meaning provided in Section 1.27.
1.116    “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required for marketing or sale), licenses, registrations, or authorizations of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport or sale of a Product in a country or other regulatory jurisdiction.
1.117    “Regulatory Authority” shall mean any national, supranational or other regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including the FDA, EMA and MHLW.
1.118    “Regulatory Filing” means any IND, NDA, drug dossier or master file filed, or Regulatory Approval obtained, with respect to a Product or Program Compound, including all amendments, supplements, annual reports and the like filed or otherwise provided to the applicable Regulatory Authority.
1.119    “Representatives” of a Party shall mean such Party’s officers, directors, employees and consultants.
1.120    “Research Term” shall mean the period beginning upon SOC recommendation of the Research Plan for the first R&D Program and, subject to earlier termination of this Agreement, expiring upon the completion by Aurigene of its obligations under all R&D Plans.
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1.121    “Royalty Term” shall have the meaning provided in Section 6.13.
1.122    “SOC” shall have the meaning provided in Section 2.1.
1.123    “Sublicensee” shall mean, with respect to a particular Licensed Program, a Third Party sublicensee under the License granted by Aurigene to Curis with respect to such Licensed Program, whether such Third Party’s sublicense was granted to it directly by Curis or its Affiliate or indirectly through one or more tiers of sublicense.
1.124    “Sublicensee Royalties” shall mean, on a Licensed Program-by-Licensed Program and Sublicensee-by-Sublicensee basis, all royalties received by Curis and its Affiliates on sales or other dispositions of Products from such Licensed Program by each Sublicensee and its further Sublicensees (if any).
1.125    “Supplemental CDA” shall mean that certain Supplemental Nondisclosure Agreement between the Parties dated November 6, 2014.
1.126    “Target Molecular Profile” shall have the meaning provided in Section 3.2(b)(iii).
1.127    “Target Product Profile” shall have the meaning provided in Section 5.1(a).
1.128    “Taxes” shall mean any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest or penalties thereon.
1.129    “Term” shall have the meaning provided in Section 11.1.
1.130     “Terminated Program” shall mean:
(a)     in the case of termination of this Agreement in its entirety by Aurigene pursuant to Section 11.2(a), any Program that was a Licensed Program immediately prior to such termination, but excluding, other than termination under Section 11.2(a) for uncured material payment breach, any such Licensed Program for which Initiation of the first Pivotal Trial of a Product has occurred prior to such termination;
(b)     in the case of any termination of this Agreement as to a particular Licensed Program by Aurigene either pursuant to Section 11.2(a) (to the extent said Section permits termination as to such Licensed Program) or pursuant to Section 11.2(b)(ii), such Licensed Program;
(c)    in the case of any termination of this Agreement in its entirety by Curis pursuant to Section 11.4, any Program that was a Licensed Program immediately prior to such termination; or
(d)     in the case of any termination of this Agreement as to a particular Licensed Program by Curis pursuant to Section 11.4, such Licensed Program;
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provided, however, that, in the case of paragraphs (c) and (d) above, if Curis’ termination of this Agreement in its entirety or as to a particular Licensed Program pursuant to Section 11.4 was with respect only to a particular country or subset of countries within the Curis Territory (as applicable, a “Terminated Region”), the applicable Licensed Program(s) shall be considered “Terminated Program(s)” only in the Terminated Region but shall remain Licensed Program(s) in the rest of the Curis Territory.
1.131    “Terminated Region” shall have the meaning provided in Section 1.130.
1.132    “Territory” shall mean the Aurigene Territory or the Curis Territory.
1.133    “Third Party” shall mean any Person other than Aurigene and its Affiliates, and Curis and its Affiliates.
1.134    “Upfront Equity Issuance” shall have the meaning provided in Section 6.1.
1.135    “US” shall mean the United States of America.
1.136    “Valid Claim” shall mean a claim contained in (a) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than [**] years from the filing date from which such claim takes priority. If a claim of a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.
2.Steering and Oversight Committee
2.1    SOC Formation; Composition. Within [**] days after the Effective Date, the Parties shall establish a Steering and Oversight Committee (“SOC”) composed of [**] representatives of each of Aurigene and Curis. Each Party may change its representatives to the SOC from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization. However, the Parties acknowledge and agree that the SOC will rely on the opinions of expert employees specializing in, or leading, relevant disciplines at Aurigene or Curis, as well as expert consultants and advisors employed by either Party to support the research, discovery, development or commercialization of Program Compounds. The SOC will be jointly chaired by the Parties, with each Party designating one of its SOC representatives as its co-chairperson. The chairpersons shall set agendas for SOC meetings in advance, provided that the agendas will include any matter requested by either Party. A reasonable number of additional representatives of a Party may attend meetings of the SOC in a non-voting capacity. After its establishment, the SOC shall remain in place until the completion of clinical development of the last Program Compound or Product, excluding clinical
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trials not reasonably necessary for obtaining or maintaining Regulatory Approval for a Program Compound or Product.
2.2    Responsibilities and Authority. The SOC’s overall responsibility shall be to oversee and to encourage and facilitate ongoing cooperation and communication between the parties regarding the Programs and the further development of Development Candidates and to perform the other obligations specifically delegated to it by this Agreement, subject to the limitations set forth in this Article 2. In particular, the SOC shall:
(a)    meet periodically to discuss Proposed PTPs for selection as Program Target Profiles for Aurigene to generate and conduct R&D Plans;
(b)    review the initial R&D Plan for each Program and thereafter periodically review such R&D Plan, and, subject to Sections 2.5 and 2.6, update or amend such R&D Plan as needed from time to time;
(c)    review the initial Target Molecular Profile criteria to be met by a Program Compound for designation as a Development Candidate, and review updates or amendments thereto from time to time;
(d)    review the results of activities under each R&D Plan to determine whether a particular Program Compound meets the applicable Lead Candidate criteria or Development Candidate criteria set forth in such R&D Plan;
(e)    discuss any technical feasibility issues that may arise in the performance of an R&D Plan and consider whether any amendment to such R&D Plan is necessary or advisable;
(f)    subject to Sections 2.5, 2.6 and 5.1, review and discuss the initial Development Plan generated by Curis for each Licensed Program;
(g)     provide a forum for review and discussion of the initial Target Product Profile criteria for a Licensed Program;
(h)    provide a forum for Aurigene to keep Curis reasonably informed of the progress and results of Aurigene’s discovery and research activities with respect to any Aurigene Immuno-oncology PTPs or Follow-On Molecule Profiles;
(i)    review each Aurigene Immuno-oncology PTP Data Package, Follow-On Molecule Data Package and Development Candidate Data Package within the time period requested by the Alliance Managers and prior to expiration of the relevant Data Package Review Period or the Option Period to determine whether the Information submitted is sufficient to meet the requirements of an Aurigene Immuno-oncology PTP Data Package, Follow-On Molecule Data Package and Development Candidate Data Package, and, if such Information is determined not to meet the requirements of the applicable Data Package, identify the data and information necessary to meet such requirements;
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(j)    provide a forum for review and discussion of: (i) the results of R&D Plan activities, including the data and information included in each Development Candidate Data Package delivered by Aurigene; (ii) the data and information included in each Aurigene Immuno-oncology PTP Data Package and Follow-On Molecule Data Package generated by Aurigene; (iii) the results of Development Plan activities conducted by Curis; (iv) updates by Curis with respect to any contemplated changes in the Development Plan; and (v) updates by Curis with respect to expected resource requirements for contemplated development activities, other than those to be performed by Aurigene;
(k)    review publication strategy with respect to Program Technology as contemplated by Section 8.5(a); and
(l)    perform such other duties as outlined in this Agreement.
Each Party shall be responsible for ensuring that, at all times, its representatives on the SOC act reasonably and in good faith in carrying out their respective responsibilities hereunder.
2.3    Meetings. The SOC shall meet as deemed necessary by the SOC members and as otherwise required by the terms of this Agreement, but at least [**] times per year until selection of PTP4, at least every [**] months thereafter during the Research Term, and at least [**] thereafter for so long as there is at least one Active Program, with the location for such meetings alternating between Aurigene and Curis facilities (or such other location as is mutually agreed by the Parties). Alternatively, the SOC may meet by means of teleconference, videoconference or other similar communications equipment. Each Party shall be responsible for all of its own expenses of participating in SOC meetings.
2.4    Minutes. Responsibility for preparing definitive minutes of each SOC meeting shall alternate between the Parties. The responsible Party shall circulate a draft of the minutes of each meeting to all members of the SOC for comments within [**] days after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions taken or recommendations made by the SOC at such meeting, including the selection of any Program Target Profile, the review of any R&D Plan or amendment thereto, the determination that any Lead Candidate or Development Candidate has been identified, the initiation of a new Program for any Follow-On Molecule Profile, and description of any Target Product Profile and Development Plan relating to a Program. In addition, in the event of recommendation at any SOC meeting of an R&D Plan, Development Plan or amendment to either of the foregoing, such R&D Plan, Development Plan or amendment shall be attached to the minutes as an exhibit. The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next SOC meeting.
2.5    SOC Recommendations. Recommendations of the SOC shall be made by unanimous vote, with each Party’s representatives on the SOC collectively having one vote cast in good faith. No vote of the SOC may be taken unless at least one of each Party’s representatives is present for the SOC vote. The SOC’s authority shall be limited to those matters expressly delegated to it in this Agreement. Without limiting the generality of the
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foregoing, neither the SOC, nor either Party in the exercise of its tie-breaking authority under Section 2.6, shall have any right, power or authority:
(a)    to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement;
(b)    to determine the manner in which a Party performs its obligations under any R&D Plan or Development Plan or the financial, human or other resources to be devoted by a Party to R&D Plan or Development Plan activities; or
(c)    modify or amend the terms and conditions of this Agreement.
2.6    Dispute Resolution. If the SOC cannot reach consensus with regard to any recommendation or other matter within its authority within [**] days after such matter has been brought to the SOC’s attention, then such matter shall be referred to the Chief Executive Officer of Aurigene and the Chief Executive Officer of Curis (provided, in each case, that neither of them is a current SOC representative of the applicable Party), or their respective designees with decision-making authority, neither of whom may be a current SOC representative of the applicable Party (the “Executives”), who shall promptly meet and attempt in good faith to resolve such matter within [**] days. If the Executives cannot resolve such matter within [**] days of the date such matter is first referred to them, then, subject to Sections 2.6 and 5.1:
(a)    Aurigene shall have the tie-breaking vote on the SOC, as well as overall decision-making authority, with respect to functional responsibilities pertaining to: (i) Aurigene’s activities under R&D Plans; and (ii) except as expressly set forth in Section 5.1, Aurigene’s conduct of IND-enabling studies under Development Plans; and
(b)    Curis shall have the tie-breaking vote on the SOC, as well as overall decision-making authority, with respect to: (i) selection of any particular Potential PTP, or any particular Aurigene Immuno-oncology PTP for which Aurigene generates an Aurigene Immuno-oncology PTP Data Package, as a Program Target Profile; (ii) the definitions of Lead Candidate criteria and Target Molecular Profile in each R&D Plan; and (iii) the Target Product Profile for each Licensed Program;
provided, however, that, in each case, the Party having the tie-breaking vote shall give good faith consideration to the other Party’s position and make reasonable efforts to take the other Party’s position into account in making its decision. In addition, and notwithstanding any other provision of this Agreement to the contrary, unanimous recommendation of both Parties’ SOC representatives (without resort to either Party’s tie-breaking authority) will be required, and the mutual agreement of each Party shall be required to:
i.to select a Precision Oncology Program Target Profile;
ii.to select a Program Target Profile outside of the Collaboration Scope; or
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iii.to resolve any dispute referred to it by the Patent Team with respect to any Licensed Programs; Aurigene shall have final decision-making authority to resolve any dispute in the Patent Team with respect to Aurigene Patent Rights for any Program prior to exercise of any Option by Curis for such Program.
2.7    Alliance Managers. Within [**] days after the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate ongoing communications and exchange of information between the Parties and to act as a liaison between the Parties. The Alliance Managers will be responsible for establishing and monitoring the methods for secure electronic data exchange between the Parties. Each Party may replace its Alliance Manager at any time upon notice to the other Party.
3.Collaboration
3.1    Program Target Profiles.
(a)    PTP1 and PTP2. As of the Effective Date, the Parties have selected PTP1 and PTP2 as the Program Target Profiles for the first two R&D Programs to be conducted under this Agreement.
(b)    Program Target Profile Proposal and Selection.
i.By a Party Via the SOC. From time to time during the Exclusivity Period or, at a Party’s discretion during any Extended Exclusivity Period, either Party may propose to the SOC specific protein or gene target(s) within the Collaboration Scope, or, if mutually agreed by the Parties, outside the Collaboration Scope (in either case, a “Proposed PTP”), for potential selection as a Program Target Profile for the conduct of:
(1)    an R&D Program, in the case of PTP3 and PTP4; or
(2)    an Additional R&D Program, in the case of any Program Target Profile other than an Initial PTP (an “Additional PTP”).
The SOC shall promptly consider each Proposed PTP and determine whether or not to recommend the selection thereof as a Program Target Profile for the conduct of an R&D Program or Additional R&D Program, as applicable.
ii.By Aurigene. In addition, if, during the Exclusivity Period, Aurigene conducts any drug discovery and research program directed to a potential Program Target Profile for Immuno-oncology (an “Aurigene Immuno-oncology PTP”), Aurigene shall provide regular updates to Curis regarding the progress and results of such Aurigene Immuno-oncology PTP program, and, if and at such time as Aurigene has generated an Aurigene Immuno-oncology Data Package for such potential Aurigene Immuno-oncology PTP, Aurigene shall promptly deliver such Aurigene Immuno-oncology PTP Data Package to Curis. During the applicable Data Package Review Period, Aurigene shall make qualified Aurigene representatives reasonably available to Curis (at a SOC meeting or otherwise) for discussion of such Aurigene
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Immuno-oncology PTP Data Package. Curis shall have until the expiration of the applicable Data Package Review Period to elect whether to add such Aurigene Immuno-oncology PTP as a Program Target Profile for the conduct of an R&D Program or Additional R&D Program, as applicable. If Curis informs Aurigene that it declines to select such Aurigene Immuno-oncology PTP as a Program Target Profile for a Program, or if Curis fails to inform Aurigene of Curis’ decision regarding such Aurigene Immuno-oncology PTP prior to expiration of such Data Package Review Period, Aurigene’s exclusivity obligations with respect solely to such Aurigene Immuno-oncology PTP shall cease.
(c)    Timing of Selection of PTP3 and PTP4. The Parties, via the SOC, shall use Commercially Reasonable Efforts to recommend the selection of PTP3 and PTP4 in accordance with Section 3.1(b)(i) prior to the end of the Initial Exclusivity Period. Alternatively, if, during the Initial Exclusivity Period and prior to recommendation of the selection of both PTP3 and PTP4, Aurigene generates an Aurigene Immuno-oncology PTP Data Package with respect to an Aurigene Immuno-oncology PTP, Curis may select such Aurigene Immuno-oncology PTP as PTP3 or PTP4, as applicable. Curis acknowledges that SOC recommendation or Curis’ selection, as applicable, of any Proposed PTP or Aurigene Immuno-oncology PTP as PTP3 or PTP4 shall be subject to the R&D Program selection payment obligation set forth in Section 6.3.
(d)    Additional R&D Programs. Curis acknowledges that SOC recommendation or Curis’ selection, as applicable, of any Proposed PTP or Aurigene Immuno-oncology PTP as an Additional PTP for the conduct of an Additional R&D Program shall be subject to the Additional R&D Plan Payment obligations set forth in Section 6.4.
3.2    R&D Plans. At the first SOC meeting, in the case of PTP1 and PTP2, and as promptly as practicable (and in any event within [**] days) after (1) SOC recommendation of the selection of, or Curis’ selection of (as applicable), PTP3 and PTP4 or any Additional PTP, or (2) Curis’ election to initiate a new Program for Follow-On Molecules for a particular Program Target Profile pursuant to Section 3.8, the SOC shall review and recommend, subject to each Party’s final approval of the aspects that are within such Party’s final decision-making authority pursuant to Sections 2.6(a) and 2.6(b), a written plan for the applicable Program to be conducted with respect to such Program Target Profile (each, an “R&D Plan”), which shall be subject to amendment by the SOC from time to time in accordance with Article 2. Each R&D Plan shall:
(a)    identify the applicable Program Target Profile;
(b)    set forth:
i.the specific discovery, research and preclinical activities to be undertaken as part of the Program for such Program Target Profile;
ii.criteria for Lead Candidate selection; and
iii.the set of chemical, biochemical and pharmacologic activity (including but not limited to cell-based and in vivo) in modulating such Program Target Profile, as well as pharmacokinetic, pharmacodynamic, stability and safety properties, that Program Compounds
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are expected to have in order to qualify for selection as a Development Candidate or back-up Program Compound by the SOC (a “Target Molecular Profile”).
As used herein, the term “R&D Plan” shall mean the R&D Plan as then in effect, including all updates and amendments thereto made in accordance with the terms of this Agreement.
3.3    Aurigene Diligence. On a Program-by-Program basis, Aurigene shall use Commercially Reasonable Efforts to conduct each Program in an expeditious manner, to generate at least one Lead Candidate from each Program, and to present to the SOC at least one Development Candidate from each Program and deliver to Curis the corresponding Development Candidate Data Package; provided, however, that:
(a)    the foregoing diligence obligations with respect to the R&D Program for each of PTP3 and PTP4 are subject to Curis’ payment when due of the Lead Candidate selection milestone payment for such R&D Program in accordance with Section 6.3;
(b)    the foregoing diligence obligations with respect to each Additional R&D Program are subject to Curis’ payment when due of the Additional R&D Plan Payments for such Additional R&D Program in accordance with Section 6.4;
(c)    in the event that, despite conducting the activities for which it is responsible under a particular R&D Plan and using its Commercially Reasonable Efforts to generate a Lead Candidate for the applicable Program Target Profile, Aurigene is unable to generate a Lead Candidate for such Program Target Profile, Aurigene shall promptly call an SOC meeting, to be held within [**] days thereof, at which Aurigene shall present to the SOC all relevant data and information with respect to the Compounds generated in the performance of such R&D Plan, and the SOC shall discuss in good faith any technical feasibility issues encountered by Aurigene in its efforts to generate a Lead Candidate for such Program Target Profile, review the Lead Candidate criteria under such R&D Plan, and consider whether any amendment to such R&D Plan (whether to provide for Aurigene to perform additional activities, or to modify the Lead Candidate criteria set forth therein, or otherwise) is necessary or advisable. The Parties shall cooperate in good faith with any recommendation by the SOC to perform additional activities, including by one or more Third Parties selected by the SOC, in an effort to generate a Lead Candidate, with the costs borne as agreed to by the Parties. If, at such SOC meeting or within [**] days after the completion of any such additional activities determined by the SOC, a Lead Candidate has not been generated and the SOC does not select further activities to be undertaken in an effort to generate a Lead Candidate, then, at Curis’ option exercisable within [**] days after the SOC meeting at which the Compounds were presented or, if applicable, within [**] days after the SOC meeting at which the results of any such additional activities are presented, Curis may select any of the Compounds generated in the performance of such R&D Plan or any such additional activities as a Lead Candidate (without regard to whether or not it meets the Lead Candidate criteria set forth in the R&D Plan). If Curis does not select any such Compound as a Lead Candidate within the applicable period, then, unless otherwise agreed by the Parties in writing, the Program with respect to the applicable Program Target Profile shall terminate; and
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(d)    in the event that, despite conducting the activities for which it is responsible under a particular R&D Plan and using its Commercially Reasonable Efforts to generate a Development Candidate for the applicable Program, Aurigene shall promptly call an SOC meeting, to be held within [**] days thereof, at which Aurigene shall present to the SOC all relevant data and information with respect to the Program Compounds generated in the performance of such R&D Plan, and the SOC shall discuss in good faith any technical feasibility issues encountered by Aurigene in its efforts to generate a Development Candidate for such Program Target Profile, review the Target Molecule Profile under such R&D Plan, and consider whether any amendment to such R&D Plan (whether to provide for Aurigene to perform additional activities, or to modify the Target Molecular Profile set forth therein, or otherwise) is necessary or advisable. The Parties shall cooperate in good faith with any recommendation by the SOC to perform additional activities, including by one or more Third Parties selected by the SOC, in an effort to generate a Development Candidate, with the costs borne as agreed to by the Parties. If, at such SOC meeting or within [**] days after the completion of any such additional activities determined by the SOC, a Development Candidate has not been generated and the SOC does not select further activities to be undertaken in an effort to generate a Development Candidate, then Curis’ Option Period for the applicable Program shall begin on such date; provided, however, that if such Option Period expires unexercised and, within [**] months after expiration of such Option Period, (i) Aurigene generates a compound that, if it had been generated in the course of the applicable Program, would have been a Development Candidate, and (ii) Aurigene Controls such compound, Aurigene shall present such compound to Curis, and the Parties shall discuss in good faith the possibility of resuming the applicable Program.
3.4    Performance Standards. Aurigene shall perform each Program in close collaboration with Curis and in accordance with the applicable R&D Plan and the terms and conditions of this Agreement. In addition, Aurigene shall perform all R&D Plan activities in good scientific manner and in compliance with all Applicable Laws.
3.5    R&D Program Costs.
(a)    PTP1 and PTP2. Subject to Curis’ issuance to Aurigene of the Upfront Equity Issuance in accordance with Section 6.1, Aurigene’s performance of the R&D Programs with respect to PTP1 and PTP2 and delivery to Curis of the Development Candidate Data Package for each of PTP1 and PTP2 shall be at Aurigene’s sole cost and expense.
(b)    PTP3 and PTP4. Except as expressly set forth in, and subject to Curis’ payment when due of the Lead Candidate selection milestone payment for each of PTP3 and PTP4 in accordance with Section 6.3, Aurigene’s performance of the R&D Programs with respect to PTP3 and PTP4 and delivery to Curis of the Development Candidate Data Package for each of PTP3 and PTP4 shall be at Aurigene’s sole cost and expense.
(c)    Additional PTPs. Except as expressly set forth in, and subject to Curis’ payment when due of the Additional R&D Plan Payments for each Additional R&D Program in accordance with Section 6.4, Aurigene’s performance of the Additional R&D Program for each Additional PTP and delivery to Curis of the Development Candidate Data Package for each Additional PTP shall be at Aurigene’s sole cost and expense.
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3.6    Development Candidate Data Package. With respect to each Program, at such time as Aurigene in good faith believes that it has generated a Development Candidate, Aurigene shall promptly present such Development Candidate to the SOC for designation as such and provide to Curis all data and information generated by or on behalf of Aurigene with respect to such prospective Development Candidate and Program Compounds (“Development Candidate Data Package”). During the applicable Option Period for such Program, Aurigene shall make qualified Aurigene representatives reasonably available to Curis (at a SOC meeting or otherwise) for discussion of such Development Candidate Data Package. Each Development Candidate Data Package shall be subject to review by the SOC to determine whether or not such Development Candidate Data Package includes all of the Information with respect to the activities outlined and agreed upon in the R&D Plan and that the proposed Development Candidate meets the relevant Target Molecular Profile criteria, and if the SOC determines that such Development Candidate Data Package does not include all such Information, the SOC shall unanimously identify the necessary data and information not included in such Development Candidate Data Package. If the SOC cannot unanimously reach a determination of whether or not the Development Candidate Data Package includes all such Information, then then the Parties shall submit the matter to an independent Third Party expert with at least 15 years of experience in pharmaceutical industry practices with respect to the development of pharmaceutical products for resolution, which expert shall be agreed upon by both Parties or, failing such agreement, designated by the International Centre for Dispute Resolution located in New York City, NY. The sole authority of such expert will be to determine whether or not the Development Candidate Data Package is complete, and such expert’s determination shall be final and binding upon the Parties. The independent Third Party expert shall be required to make his or her determination within [**] days after selection of the independent Third Party expert. The Parties shall initially bear the fees and expenses of such expert equally, but the prevailing Party shall reimburse the other Party for the documented fees and expenses of such expert paid by the prevailing Party.
3.7    Disclosure of Results. In addition to Aurigene’s obligations to deliver Aurigene Immuno-oncology PTP Data Packages, Development Candidate Data Packages and Follow-On Molecule Profile Data Packages in accordance with Sections 3.1(b)(ii), 3.6 and 3.8, respectively, Aurigene shall keep Curis regularly informed, primarily via the SOC, of the progress and results of all R&D Plan activities and the status of patent filings with respect to Program Inventions.
3.8    Follow-On Molecules. On a Program Target Profile-by-Program Target Profile basis, after Curis’ exercise of the Option with respect to a Program for a particular Program Target Profile and prior to expiration of the Exclusivity Period (and, in the case of any Exclusive Program Target Profile, any Extended Exclusivity Period), Aurigene shall disclose to Curis in writing the progress and results of Aurigene’s research (if any) with respect to Follow-On Molecules for such Program Target Profile, provided that Aurigene shall have no obligation to disclose any information related to the chemistry of any such Follow-On Molecule that Aurigene has generated, or proposes to generate, until such time as Aurigene provides a Follow-On Molecule Data Package for the applicable Program Target Profile. If Aurigene generates a Follow-On Molecule Data Package for such Program Target Profile, Aurigene shall promptly deliver such Follow-On Molecule Data Package to Curis. During the applicable Data Package Review Period, Aurigene shall make qualified Aurigene representatives available to Curis (at a
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SOC meeting or otherwise), and Curis will have the opportunity to discuss with, and request additional information (to the extent available) from, such Aurigene representatives regarding the Follow-On Molecule Data Package. Curis shall have until expiration of the applicable Data Package Review Period to elect whether to initiate a new Program for Follow-On Molecules for the applicable Program Target Profile. Regardless of Curis’ decision whether to initiate a new Program for Follow-On Molecules for the applicable Program Target Profile, the Aurigene PTP Exclusivity Obligations with respect to such Program Target Profile shall remain in effect until expiration of the Exclusivity Period as long as such Program Target Profile is the subject of an Active Program (and, in the case of any Exclusive Program Target Profile, any Extended Exclusivity Period). In addition, if Curis does not decide not to initiate a new Program for Follow-On Molecules for the applicable Program Target Profile prior to expiration of the Data Package Review Period, then, thereafter during the Exclusivity Period (and, in the case of any Exclusive Program Target Profile, any Extended Exclusivity Period), at Curis’ reasonable request reasonably in advance of the next SOC meeting, Aurigene shall present at such next SOC meeting, the then-available data and information regarding such Follow-On Molecules to Curis, and Curis shall again have the right to initiate a new Program for Follow-On Molecules for the applicable Program Target Profile.
3.9    Records. Aurigene shall maintain complete and accurate records of all work conducted in the performance of each R&D Plan (and in the performance of each Follow-On Molecule program conducted by Aurigene, if any, unless Curis’ rights under Section 3.8 with respect to the applicable Program Target Profile have terminated or expired unexercised), and all results, data, inventions and developments made in the performance of such work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Upon reasonable prior written notice, Aurigene shall permit Curis to inspect such records, and shall provide copies of requested records (other than records for any Follow-On Molecule program conducted by Aurigene with respect to which Curis’ rights under Section 3.8 have terminated or expired unexercised); provided, however, that Aurigene shall not be obligated to permit Curis to inspect, or to provide Curis with copies of, records of any Follow-On Molecule program conducted by Aurigene until delivery to Curis of the Follow-On Molecule Data Package for such Follow-On Molecule program; and provided, further, that if Aurigene delivers a Follow-On Molecule Data Package for any Follow-On Molecule program conducted by Aurigene, then Aurigene shall permit Curis to inspect such records, and shall provide copies of requested records, for such program promptly upon Curis’ request at any time during the applicable Data Package Review Period for such Follow-On Molecule program. Curis shall maintain such records and the information contained therein in confidence in accordance with Article 8 hereof and shall not use such records or information except to the extent permitted by this Agreement. Aurigene’s obligations to maintain records with respect to work under the R&D Plan for a Program and to provide Curis with access to such records shall cease in the event that Curis’ Option with respect to such Program expires unexercised or is terminated prior to exercise.
3.10    Performance of R&D Plan Activities and Follow-On Molecule Research by Aurigene Affiliates and Subcontractors. Aurigene shall have the right to perform R&D Plan activities or conduct Follow-On Molecule discovery and research through one or more Affiliates
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or Third Party subcontractors; provided, in each case, that: (a) none of Curis’ rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting; (b) each such Affiliate and subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information at least as stringent as those undertaken by the Parties pursuant to Article 8; (c) prior to initiating performance of any R&D Plan activities or Follow-On Molecule discovery or research on behalf of Aurigene, each such Affiliate and Third Party subcontractor has signed a binding agreement or instrument assigning, and agreeing to assign to Aurigene all data and other work product resulting from performance of such activities (subject to reasonable and customary exceptions for improvements to the applicable Affiliate’s or Third Party subcontractor’s pre-existing proprietary technology that it uses in performing such activities, or technology of broad applicability that such Affiliate or Third Party subcontractor uses for multiple products in addition to the applicable Program Compound or Product, provided, in each case, that such improvements do not use or incorporate Confidential Information of Curis); and (d) Aurigene shall at all times be fully responsible for the performance of such Affiliate or subcontractor and for payment of such Affiliate or subcontractor. On a Program Target Profile-by-Program Target Profile basis, the restrictions on Aurigene’s right to subcontract discovery and research of Follow-On Molecules for a particular Program Target Profile to Affiliates or Third Party subcontractors under this Section 3.10 shall cease in the event that Curis’ rights under Section 3.8 with respect to Follow-On Molecules for such Program Target Profile expire unexercised or are terminated prior to exercise.
4.Grant of Options and Licenses; Exclusivity
4.1    Option Grant.
(a)    R&D Programs. Subject to the terms and conditions of this Agreement (and, with respect to the R&D Programs for each of PTP3 and PTP4 only, subject to Curis’ payment when due of the R&D Program selection milestone payment for the applicable Program Target Profile in accordance with Section 6.3), on an R&D Program-by-R&D Program basis with respect to each R&D Program for which the SOC has designated a Program Compound as a Development Candidate, Curis shall have, and Aurigene hereby grants to Curis, an exclusive option to obtain an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under Aurigene Technology, to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit Program Compounds (including the Development Candidate and back-up Program Compounds) and Products for such R&D Program in the Field in the Curis Territory (each, an “R&D Program Option”).
(b)    Additional R&D Program Option. Subject to the terms and conditions of this Agreement, on an Additional R&D Program-by-Additional R&D Program basis with respect to each Additional R&D Program for which the SOC has designated a Program Compound as a Development Candidate (and subject to Curis’ payment when due of the Additional R&D Plan Payments for such Additional R&D Program in accordance with Section 6.4), Curis shall have, and Aurigene hereby grants to Curis, an exclusive option to obtain an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under Aurigene Technology, to develop, make, have made, use, sell, have sold, offer for sale, import and
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otherwise exploit Program Compounds (including the Development Candidate and back-up Program Compounds) and Products for such Additional R&D Program in the Field in the Curis Territory (each, an “Additional R&D Program Option”).
4.2    Option Exercise.
(a)    Option Period. Curis’ Option with respect to a Program shall be exercisable at any time during the 90-day period commencing on delivery to Curis of the applicable Development Candidate Data Package for such Program or, if applicable, as set forth in Section 3.3(d) (as applicable, the “Option Period”) upon (i) written notice of exercise to Aurigene and (ii) payment to Aurigene of the applicable Option Fee.
(b)    HSR Filing. Notwithstanding Section 4.2(a), if Curis determines that the transactions contemplated herein are subject to the HSR Act, then Curis shall promptly (and in any event no later than [**] days prior to expiration of the Option Period) notify Aurigene in writing of such determination, in which event the following shall apply:
i.As soon as reasonably practicable, and in no event later than [**] days, after Curis notifies Aurigene of such determination, each of Curis and Aurigene shall file with the U.S. Federal Trade Commission (“FTC”) or the U.S. Department of Justice (“DOJ”), as applicable, a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) relating to the transactions contemplated herein as required by the HSR Act. Curis shall be responsible for any and all filing fees associated with any such filings under or pursuant to the HSR Act. Except as set forth in the preceding sentence, each Party shall be responsible for costs and expenses it incurs in connection with the preparation of such filings or the performance of its other obligations under this Section 4.2(b).
ii.Each of Curis and Aurigene shall (A) promptly supply the other Party with any information which may be required in order to effectuate such filings, (B) use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act and any applicable foreign antitrust laws and (C) promptly supply any additional information which reasonably may be required by the FTC or the DOJ and which the Parties may reasonably deem appropriate.
iii.Each of Curis and Aurigene will notify the other Party promptly upon the receipt of (A) any comments from any officials of the FTC or the DOJ in connection with any filings made pursuant hereto and (B) any request by any officials of the FTC or the DOJ for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, the HSR Act.
iv.The Option Period for such Program, including Curis’ right to exercise the Option for such Program, shall be extended until [**] days after the earliest of: (A) the date upon which the waiting period under the HSR Act expires or terminates early; (B) the date upon which a closing letter is received from the FTC or DOJ, as the case may be, with regard to the transactions contemplated by this Agreement indicating that all requests have been satisfactorily
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met and no objection on the part of the FTC or DOJ remains; or (C) [**] days after the HSR filings are received and the initial waiting period begins.
v.Notwithstanding the foregoing, nothing in this Section 4.2 shall require any Party to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets, product lines or businesses or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any businesses, product lines or assets, or to expend costs and fees in litigation as part of any efforts required.
4.3    License Grant Upon Option Exercise. Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, effective automatically upon Curis’ exercise of the Option with respect to a Program in accordance with Section 4.2(a) prior to expiration of the applicable Option Period (as the same may be extended pursuant to Section 4.2(b) hereof), Aurigene hereby grants to Curis an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under Aurigene Technology, to develop, make, have made, use, sell, have sold, offer for sale, import and otherwise exploit Program Compounds (including the Development Candidate and back-up Program Compounds) and Products for such Program (a “Licensed Program”) in the Field in the Curis Territory (a “License”).
4.4    Curis License to Aurigene. Subject to the terms and conditions of this Agreement, on a Licensed Program-by-Licensed Program basis with respect to each Licensed Program, effective automatically upon the effectiveness of the License for such Licensed Program, Aurigene shall have, and Curis hereby grants to Aurigene, an exclusive, royalty-free, fully-paid license, with the right to sublicense through multiple tiers of sublicense, under Curis Technology, to make, have made, use, sell, have sold, offer for sale, import and otherwise exploit Program Compounds (including the Development Candidate and back-up Program Compounds) and Products for such Licensed Program in the Field in the Aurigene Territory (an “Aurigene Territory License”). For clarity, the Aurigene Territory License excludes the right to make or have made Program Compounds or Products in the Aurigene Territory for use, sale, offer for sale, import, distribute or otherwise exploit Program Compounds or Products in the Curis Territory.
4.5    Sublicensing.
(a)    Generally. Any sublicense granted by Curis or any Sublicensee under any License, or by Aurigene under any Aurigene Territory License (in each case, directly or indirectly through such Party’s Affiliate), to a Third Party shall be (i) in writing, (ii) on commercially reasonable and arm’s-length terms without intent to circumvent the other Party’s rights under this Agreement or, in the case of Curis, to circumvent Curis’ obligations to compensate Aurigene as contemplated by Article 6 (provided that the requirements in this clause (ii) shall not apply to a sublicense granted by a Sublicensee), and (iii) subject to, and consistent with, the terms and conditions of this Agreement. Curis shall use commercially reasonable efforts to include in any such sublicense agreement such consequences of termination of the Sublicensee’s sublicense for the applicable Licensed Program for such Sublicensee’s uncured material breach or termination at will by such Sublicensee that will, as nearly as possible, allow Curis, upon termination of its License for such Licensed Program for Curis’ uncured material
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breach or termination at will by Curis, to provide Aurigene with substantially the same rights with respect to such Terminated Program as it would with respect to Curis Technology for such Terminated Program. [**]. Curis shall provide Aurigene with a copy of any sublicense agreement entered into by Curis or its Affiliate and a Sublicensee, and any amendment thereto, within [**] days of its execution. Aurigene shall provide Curis with a copy of any sublicense agreement entered into by Aurigene or its Affiliate, and any amendment thereto, upon Curis’ reasonable request, provided that Aurigene shall have the right to redact from such copy the financial terms of such sublicense agreement. Each Party shall notify the other Party in writing within [**] days after (y) termination of any sublicense agreement covering intellectual property rights licensed under this Agreement entered into by such Party or its Affiliate, or (z) learning of termination of any sublicense agreement covering intellectual property rights licensed under this Agreement entered into by a Sublicensee, as to Curis, or sublicensee of Curis Technology, as to Aurigene. Each Party shall be responsible for the compliance of its and its Affiliates’ Sublicensees or sublicensees (as applicable) with the applicable terms and conditions of this Agreement.
(b)    [**] Sublicensing Efforts in Asia. The Parties acknowledge that the [**] in Asia [**]. Accordingly, after the Effective Date, the Parties shall [**] Asia [**], including the [**]. As of the Effective Date, the Parties’ [**] Asia [**]. The Parties shall [**] Asia [**]. Curis, [**] Aurigene, shall [**] Asia [**]. Curis shall [**] Aurigene [**], including [**]. Curis, [**] Aurigene, shall [**] Asia [**] Aurigene [**]. Curis shall consider, in good faith, Aurigene’s recommendations and comments, if any. Any definitive agreement with an Asia Partner shall be subject to Section 4.5(a), in addition to the provisions of this Section 4.5(b).
4.6    Reserved Rights.
(a)    Curis.
i.Notwithstanding the exclusivity of the Aurigene Territory License granted by Curis to Aurigene with respect to a Licensed Program, Curis hereby reserves the non-exclusive right under the Curis Technology to develop, make, have made or use (but not to sell, have sold, offer for sale, import or otherwise exploit) Program Compounds and Products for such Licensed Program in the Field in the Aurigene Territory solely for the purpose of the development, manufacture, use, sale, offer for sale, import and exploitation of Program Compounds and Products for such Licensed Program in the Curis Territory.
ii.Curis hereby reserves the exclusive right to practice, and to grant licenses under, the Curis Technology for any and all purposes other than the purposes for which Aurigene has been granted an Aurigene Territory License hereunder.
(b)    Aurigene.
i.Notwithstanding the exclusivity of the License granted by Aurigene to Curis with respect to a Licensed Program, Aurigene reserves the non-exclusive right under the Aurigene Technology: (A) to make, have made or use (but not to develop, sell, have sold, offer for sale, import or otherwise exploit) Program Compounds and Products for such Licensed
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Program in the Field in the Curis Territory solely for the purpose of the development, manufacture, use, sale, offer for sale, import and exploitation of Program Compounds and Products for such Licensed Program in the Aurigene Territory; and (B) to perform its obligations under Article 5 hereof.
ii.Aurigene hereby reserves the exclusive right to practice, and to grant licenses under, the Aurigene Technology for any and all purposes other than the purposes for which Curis has been granted a License hereunder.
4.7    Exclusivity.
(a)    Collaboration Scope. Subject to Sections 3.1(b)(ii), 3.8, 4.9 and 4.10 hereof, during the Exclusivity Period, each Party agrees to work exclusively with the other Party in the manner contemplated under this Agreement on the discovery, research and development of molecules within Immuno-oncology and with respect to Program Target Profiles in Precision Oncology.
(b)    Exclusive Program Target Profiles. Subject to Sections 3.1(b)(ii), 3.8, 4.9 and 4.10 hereof, during the Exclusivity Period and each Extended Exclusivity Period, if any, for which Curis pays the Extended Exclusivity Fee, each Party agrees to work exclusively with the other Party in the manner contemplated under this Agreement on each Program Target Profile for which there is an Active Program (such Program Target Profile, an “Exclusive Program Target Profile”).
4.8    Additional Exclusivity Option and Extended Exclusivity Option.
(a)    Additional Exclusivity Periods. Subject to the terms and conditions of this Agreement, Curis shall have, and Aurigene hereby grants to Curis, the option to extend the exclusivity of the Parties’ collaboration contemplated by Section 4.7(a) beyond the Initial Exclusivity Period on a year-by-year basis for up to three (3) successive 12-month periods from expiration of the Initial Exclusivity Period (each, an “Additional Exclusivity Period”) by paying to Aurigene the applicable Exclusivity Option Fee under Section 6.2(a) no later than the expiration of, as applicable: (i) the Initial Exclusivity Period, in the case of the first Additional Exclusivity Period; or (ii) the then-current Additional Exclusivity Period, in the case of each of the second and third Additional Exclusivity Periods. Notwithstanding the foregoing, if Aurigene has not fulfilled its diligence obligations under Section 3.3 with respect to each R&D Program during the 24-month period beginning on the Effective Date, then the Initial Exclusivity Period shall automatically be extended for the period of time during which Aurigene failed to fulfill such diligence obligation and no Exclusivity Option Fee (nor any Extended Exclusivity Fee) shall be due with respect to such period.
(b)    Extended Exclusivity Periods. At any time after the Exclusivity Period, whether or not Curis elects to pay the Exclusivity Option Fee with respect to any or all Additional Exclusivity Periods, Curis shall have, and Aurigene hereby grants to Curis, the option to further extend the exclusivity of the Parties’ collaboration solely as it relates to Exclusive Program Target Profiles on a year-by-year basis for successive 12-month periods (each, an
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“Extended Exclusivity Period”), by paying to Aurigene, on an Exclusive Program Target Profile-by-Exclusive Program Target Profile basis, the Extended Exclusivity Fee under Section 6.2(b) for each Extended Exclusivity Period no later than the expiration of, as applicable: (i) either (A) the Initial Exclusivity Period, if Curis does not elect to extend exclusivity to any Additional Exclusivity Period, or (B) the last Additional Exclusivity Period for which Curis pays an Exclusivity Option Fee, if Curis elects to extend exclusivity to one or more Additional Exclusivity Periods; or (ii) the then-current Extended Exclusivity Period, in the case of each subsequent Extended Exclusivity Period.
4.9    Eligibility for Additional Exclusivity Periods and Extended Exclusivity Periods. During each Additional Exclusivity Period (if any), Curis shall be obligated to initiate at least one Additional R&D Program to be eligible for a subsequent Additional Exclusivity Period. In order for Curis to exercise its right to obtain an Extended Exclusivity Period for a Program Target Profile, there must be, at the time when payment of the Extended Exclusivity Fee for such Extended Exclusivity Period is due, an Active Program for such Program Target Profile.
4.10    Exceptions to Exclusivity. Notwithstanding Section 4.7 to the contrary:
(a)    During the Exclusivity Period and any Extended Exclusivity Period, Aurigene shall have the right to research, develop and commercialize, itself or with one or more Third Parties, molecules claimed in patent applications [**] or products incorporating such molecules, subject, in each case, to Aurigene’s compliance with Article 8 hereof, and Aurigene’s exclusivity obligations set forth in Section 4.7 shall not apply to such activities.
(b)    During the Exclusivity Period and any Extended Exclusivity Period, Aurigene shall have the right to discover, research, develop and commercialize, itself or with one or more Third Parties, molecules or products incorporating such molecules, the primary mechanism of action of which includes modulation of [**], and Aurigene’s exclusivity obligations set forth in Section 4.7 shall not apply to such activities.
(c)    Aurigene [**] Aurigene [**], provided that: [**] Aurigene, [**] Aurigene [**], Aurigene, [**]. Aurigene [**], and that Aurigene [**], Curis’ [**] under this Agreement [**] provisions hereunder.
(d)    During the Exclusivity Period and, in the case of any Exclusive Program Target Profile, any Extended Exclusivity Period(s), Aurigene shall have the right to conduct (or have a contract research organization or other contractor conduct on Aurigene’s behalf) internal discovery, research and preclinical activities of any kind, subject to Aurigene’s obligations and Curis’ rights under this Agreement, including the Options and Licenses and the Parties’ respective rights and obligations under Section 3.8, but excluding Aurigene’s obligations and Curis’ rights under Section 4.7 hereof.
(e)    During the Exclusivity Period, and subject to Aurigene’s compliance with Section 3.1(b)(ii), if Curis does not select an Aurigene Immuno-oncology PTP as PTP3, PTP4 or an Additional PTP (as applicable) for the conduct of a Program prior to expiration of the applicable Data Package Review Period, then, effective as of the expiration of such period,
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Aurigene’s exclusivity obligations under Section 4.7 shall cease to apply solely with respect to such Aurigene Immuno-oncology PTP.
(f)    If Curis does not timely exercise its Option for a particular Program, Aurigene’s exclusivity obligations under Section 4.7 shall cease to apply solely with respect to the Program Target Profile that was the subject of the expired Option.
(g)    In the event that, after Curis timely exercises its Option for a particular Program, the License granted by Aurigene to Curis with respect to such Licensed Program is terminated in accordance with Article 11 hereof, Aurigene’s exclusivity obligations under Section 4.7 shall cease to apply solely with respect to the Program Target Profile for such former Licensed Program, effective as of the termination of such License.
(h)    In the event that, during the period beginning on Curis’ exercise of its Option for a Program with respect to a particular Program Target Profile and ending upon expiration of the Exclusivity Period (and, in the case of any Exclusive Program Target Profile, any Extended Exclusivity Period(s)), Curis grants a sublicense under Curis’ License with respect to such Licensed Program to a Sublicensee, or is acquired by a Third Party Acquirer, that, in each case, has a Competing Program with respect to such Program Target Profile, then, in each case, Curis shall not be deemed to have breached its exclusivity obligations to Aurigene under Section 4.7, but the Aurigene PTP Exclusivity Obligations solely with respect to such Program Target Profile shall cease to apply and such Program Target Profile shall cease to be an “Exclusive Program Target Profile” for purposes of this Agreement, unless, and only for so long as, such Sublicensee or Third Party Acquirer uses Commercially Reasonable Efforts (mutatis mutandis) to develop, at a pace that is no slower than the pace of development of such Competing Program (taking into consideration the relative stages of development of such Licensed Program and such Competing Program), or to otherwise fulfill Curis’ diligence obligations under Section 5.8(b); provided, however, that if such Sublicensee or Third Party acquirer fails to meet the foregoing diligence obligations with respect to such Licensed Program, then, without limiting any other rights or remedies of Aurigene, the Aurigene PTP Exclusivity Obligations with respect to such Program Target Profile shall cease to apply and such Program Target Profile shall cease to be an “Exclusive Program Target Profile” for purposes of this Agreement.
(i)    In the event that, during the period beginning on Curis’ exercise of its Option for a Program with respect to a particular Program Target Profile and ending upon expiration of the Exclusivity Period (and, in the case of any Exclusive Program Target Profile, any Extended Exclusivity Period(s)), Aurigene is acquired by a Third Party Acquirer that has a Competing Program with respect to such Program Target Profile, then Aurigene shall not be deemed to have breached its exclusivity obligations to Curis under Section 4.7, provided that such Third Party Acquirer (or the surviving entity in such acquisition, as applicable) continues to fulfill Aurigene’s diligence obligations under Section 5.8(a) with respect to such Licensed Program.
(j)    If Curis terminates any Program prior to exercise of its Option, Aurigene’s exclusivity obligations under Section 4.8 shall cease to apply solely with respect to the Program Target Profile that was the subject of the Program.
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4.11    Negative Covenants.
(a)    By Curis. Curis hereby covenants not to practice, and not to permit or cause any Affiliate, Sublicensee or other Third Party to practice, any Aurigene Technology for any purpose other than as expressly authorized in this Agreement. In addition, notwithstanding Curis’ reserved rights under the Curis Technology, Curis covenants not to practice, or grant any Affiliate or Third Party a license to practice, the Curis Technology for the purpose of making or having made Program Compounds or Products in the Curis Territory for use, sale, offer for sale, import, distribution or other exploitation in the Aurigene Territory.
(b)    By Aurigene. Aurigene hereby covenants not to practice, and not to permit or cause any Affiliate, sublicensee or other Third Party to practice, any Curis Technology for any purpose other than as expressly authorized in this Agreement. In addition, notwithstanding Aurigene’s reserved rights under the Aurigene Technology, during the period in which Curis holds a License or unexercised, but not terminated, Option with respect to a particular Program Compound or Product, Aurigene covenants not to practice, or grant any Affiliate or Third Party a license to practice, the Aurigene Technology for the purpose of making or having made Program Compounds or Products in the Aurigene Territory for use, sale, offer for sale, import, distribution or other exploitation in the Curis Territory. Aurigene further covenants not to conduct: (i) any IND-enabling study of a Program Compound or Product from a Licensed Program except as expressly set forth in the applicable Development Plan and in accordance with the Curis-approved protocol for such IND-enabling study without Curis’ prior written consent; (ii) any clinical trial of a Program Compound or Product from a Licensed Program without Curis’ prior written consent; or (iii) any IND-enabling study or clinical trial of a Follow-On Molecule for a Program Target Profile for so long as the Aurigene PTP Exclusivity Obligations with respect to such Program Target Profile are in effect; except, in each case, as expressly permitted by Section 5.5.
4.12    No Implied Licenses. No right or license under any Patent Rights or Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.
5.Development, Manufacturing and Commercialization
5.1    Development Plans.
(a)    From and after Curis’ exercise of the Option with respect to a Program in accordance with Section 4.2, the Parties shall collaborate in the further development of the applicable Development Candidate, with Aurigene conducting IND-enabling preclinical (i.e., GLP toxicology) studies to support a US IND or equivalent filing and providing sufficient drug substance and drug product to support a Phase 1 Trial in the Curis Territory, subject to Section 5.5, and Curis having responsibility for preparing the IND or equivalent application and conducting further development activities, in each case, as more fully described in this Article 5. As promptly as reasonably practicable after such Option exercise, Curis shall prepare, in close consultation with Aurigene, and deliver to Aurigene a preliminary written preclinical development plan setting forth the IND-enabling studies, CMC Activities and other IND-
    35.

enabling preclinical development activities that Curis then anticipates will be necessary for the filing of a US IND with respect to the applicable Development Candidate, [**]. Based on such [**], Curis shall [**] development plan [**] Aurigene [**] Curis then [**], including Curis’ [**] a “Development Plan”). For clarity, and notwithstanding any other provision of this Agreement to the contrary, Curis shall have [**] Development Plan.
(b)    Each Development Plan shall be subject to amendment or update from time to time as follows:
i.that portion of the Development Plan setting forth the activities for which [**] in accordance with Article 2; provided, however, that, as Curis [**];
ii.prior to [**] and subject to [**], Curis may amend that portion of the Development Plan setting forth the activities for which [**]; and
iii.after [**] and prior to [**]: (A) Curis may amend that portion of the Development Plan setting forth the activities for which [**], unless such amendment represents [**], in which case Curis shall [**]; and (B) Curis shall [**].
(c)    At the reasonable request of [**] with respect to Development Plans, including [**], provided that this Section 5.1(c) is not intended to, and shall not, [**].
(d)    As used herein, the term “Development Plan” shall mean the Development Plan as then in effect, including all SOC-recommended or Curis-approved (as applicable) updates and amendments thereto.
5.2    Performance Standards. Each Party shall perform the Development Plan activities for which it is responsible in accordance with the applicable Development Plan and the terms and conditions of this Agreement. In addition, each Party shall perform all such Development Plan activities in good scientific manner and in compliance with all Applicable Laws and, as applicable, GLP, GCP or GMP.
5.3    Performance of Development Plan Activities by Aurigene Affiliates and Subcontractors. Aurigene shall have the right to perform the Development Plan activities for which Aurigene is responsible through any Affiliate or Third Party subcontractor, subject to Curis’ prior written approval of any Third Party subcontractor, such approval not to be unreasonably withheld; provided, however, that (a) Dr. Reddy’s Laboratories Ltd and its subsidiaries are hereby deemed to be approved by Curis for purposes of this Section 5.3, and if the Affiliate or Third Party subcontractor that Aurigene proposes to use has (i) been debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the US, or received notice of any pending action or threat of action with respect to its debarment, or (ii) used in any capacity the services of any individual, corporation, partnership, institution or association which has been debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the US, then (1) Aurigene must seek prior written approval for an Affiliate or pre-approved Third Party subcontractor, and (2) it shall not be unreasonable for Curis to withhold approval of the Affiliate
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or Third Party subcontractor, including, in each case, Dr. Reddy’s Laboratories Ltd and its subsidiaries; and provided, further, that: (i) none of Curis’ rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting; (ii) each such Affiliate and subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information at least as stringent as those undertaken by the Parties pursuant to Article 8; (iii) prior to initiating performance of any Development Plan activities, each such Affiliate and Third Party subcontractor has signed a binding agreement or instrument assigning, and agreeing to assign, to Aurigene all data and other work product resulting from performance of such activities (subject to reasonable and customary exceptions for improvements to the applicable Affiliate’s or Third Party subcontractor’s pre-existing proprietary technology, or technology of broad applicability that such Affiliate or Third Party subcontractor uses for multiple products in addition to the applicable Program Compound or Product, provided, in each case, that such improvements do not use or incorporate Confidential Information of Curis), including all Patent Rights and other intellectual property rights therein; and (iv) Aurigene shall at all times be fully responsible for the performance of such Affiliate or subcontractor and for payment of such Affiliate or subcontractor.
5.4    Responsibility for Development and Commercialization in the Curis Territory.
(a)    Curis Responsibility. From and after Curis’ exercise of the Option with respect to a Program, and except for Aurigene’s responsibility for performing IND-enabling preclinical development and any Aurigene CMC Activities under Section 5.4(b) and its Phase 1 supply obligations under Section 5.5, Curis shall be solely responsible for conducting the Development Plan for the applicable Development Candidate and otherwise for developing, registering and commercializing Program Compounds and Products in the Field in the Curis Territory. Without limiting the generality of the foregoing, Curis (itself or with or through its Affiliates or Sublicensees) shall be solely responsible for preparing and submitting all required Regulatory Filings in connection with obtaining and maintaining Regulatory Approvals, including all INDs and NDAs, with respect to Program Compounds and Products for each Licensed Program in the Field in the Curis Territory, at Curis’ sole expense. [**] Curis [**] Curis [**]. Curis shall [**] in compliance with all Applicable Laws and, [**]. Curis may [**], provided that: (i) [**] Aurigene’s [**] by the Parties [**], to Curis [**] of Aurigene [**]; and (iv) Curis shall [**].
(b)    Aurigene Responsibility. For each Licensed Program, unless otherwise agreed by the Parties, subject to Curis’ payment of any applicable Option exercise fees under Section 6.5, Aurigene shall be responsible for: (i) conducting (A) the IND-enabling studies of the applicable Development Candidate in accordance with Curis-approved protocols, (B) any Aurigene CMC Activities with respect to the applicable Development Candidate in accordance with the applicable Development Plan, and (C) any other IND-enabling preclinical development activities that the applicable Development Plan specifies will be the responsibility of Aurigene; in each case, in accordance with the applicable Development Plan; and (ii) providing sufficient drug substance and drug product to support a Phase 1 Trial in the Curis Territory, subject to Section 5.5. Subject to Curis’ payment when due of the milestone payment for Acceptance for Filing of the first IND for a Product from each Licensed Program in accordance with
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Section 6.6(a), 6.6(b) or 6.6(c), as applicable, Aurigene shall perform its Development Plan responsibilities and Phase 1 Trial supply obligations under Section 5.5, at Aurigene’s sole expense.
5.5    Development in the Aurigene Territory. For each Licensed Program that is not a Terminated Program, Aurigene may pursue Regulatory Approval in the Aurigene Territory only for the specific Product(s) from such Licensed Program for which Curis is pursuing or has obtained Regulatory Approval in the Curis Territory as set forth in the applicable Development Plan, and only for the same indication(s) and in the same dosage form(s) and formulation(s) as Curis is pursuing or has obtained Regulatory Approval in the Curis Territory, such that Aurigene will be able to use the data (including Curis Data) and results generated in the conduct of such Development Plan to support NDA filings and Regulatory Approvals with respect to such Product in the Aurigene Territory. However, if the applicable Regulatory Authority of a country in the Aurigene Territory requires, or Aurigene reasonably believes that the applicable Regulatory Authority of a country in the Aurigene Territory will require, the conduct of a particular IND-enabling study or clinical trial of a specific Product for which Curis is pursuing or has obtained Regulatory Approval in the Curis Territory, for the same indication(s) and in the same dosage form(s) and formulation(s) as Curis is pursuing or has obtained Regulatory Approval in the Curis Territory, which study or trial is not expressly contemplated by the applicable Development Plan as a condition to approving or maintaining approval of an NDA for such Product in such country, then Aurigene may conduct such IND-enabling study or clinical trial provided that Aurigene provides Curis written notice and a copy of the protocol for such study at least 30 days prior to the scheduled initiation of such study and considers in good faith any comments to the same received from Curis during such period.
5.6    Phase 1 Supply. For each Program with respect to which Curis exercises the Option in accordance with Section 4.2, Aurigene shall manufacture, or have manufactured, and supply to Curis sufficient quantities of drug substance and drug product, manufactured in accordance with GMP, for use in the conduct of a Phase 1 Trial of the applicable Development Candidate in the Curis Territory. Aurigene represents and warrants that all such Development Candidate drug substance or drug product (as applicable), will: (a) upon delivery to Curis, conform to the applicable specifications for such drug substance or drug product (as applicable) in effect at the time of delivery; (b) have been manufactured in compliance with GMP, as applicable to investigational drugs; and (c) be free and clear of any liens or encumbrances. Notwithstanding anything to the contrary in this Section 5.5, the Parties, through the SOC, may decide that drug substance or drug product may be purchased by Curis from a Third Party supplier at Curis’ expense.
5.7    Clinical and Commercial Manufacture for the Curis Territory.
(a)    Except for the Phase 1 Trial material that Aurigene is responsible for supplying pursuant to Section 5.5, Curis shall be solely responsible for the manufacture and supply of clinical and commercial Product for use or distribution in the Curis Territory. With respect to each Program Compound or Product, but subject to Sections 5.7(b) and (c), Aurigene shall have an option to nominate one primary global supplier of such drug substance or drug
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product (the “Supply Option”); provided, however, that the Supply Option shall be subject to the applicable Aurigene-nominated supplier:
i.being competitive in pricing, quality, and production capacity/capability as other potential contract manufacturing organization (“CMO”) providers of drug substance or drug product;
ii.then operating a GMP-compliant manufacturing facility at which such drug substance or drug product would be manufactured;
iii.having all government permits, including health, safety and environmental permits, necessary for the operation of such facility;
iv.not having received any Form FD-483 notice (or foreign equivalent) or any FDA or other Regulatory Authority refusal to file, rejection or warning letter that has not been fully addressed by such supplier to the satisfaction of the applicable Regulatory Authority; and
v.not (A) being debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the US, or received notice of any pending action or threat of action with respect to its debarment, or (B) using in any capacity the services of any individual, corporation, partnership, institution or association which has been debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the US;
and provided, further, that Curis (or a Sublicensee or Third Party Acquirer, as applicable) will have the right to establish a second source of drug substance or drug product for the Curis Territory not to exceed 50% of total requirements while the Aurigene nominated supplier is materially fulfilling its obligations to Curis.
(b)    In the event that Curis enters into a sublicense agreement with a Third Party with respect to any Product, Curis will exercise commercially reasonable efforts to include the Supply Option (subject to all of the conditions set forth in Section 5.7(a)) in such sublicense agreement, but the Parties acknowledge that Curis does not have the power, and agree that Curis is not required, to compel such Sublicensee to include the Supply Option in such sublicense agreement; provided, however, that in such event, the applicable royalty rates in clause (y) of Section 6.8(a) shall increase by [**]% with respect to such Sublicensee. In the event this increase in royalty rates under clause (y) of Section 6.8(a), results in an unreasonable economic imbalance between the Parties, the Parties shall meet and attempt in good faith to eliminate or otherwise modify this contemplated royalty increase so as to maintain a reasonable economic balance between the Parties.
(c)    The Supply Option (subject to all of the conditions set forth in Section 5.7(a)) would survive a permitted assignment of this Agreement by Curis pursuant to Section 14.5. However, if the applicable Third Party Acquirer (directly or through its Affiliates) (i) has substantial GMP manufacturing capabilities of its own and wishes to manufacture Product
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internally, or (ii) has a bona fide existing arrangement, pre-dating its acquisition of Curis, with a CMO that has already been fully qualified to the Third Party Acquirer’s standards for the global supply of other products, then it shall not be a breach of this Agreement for such Third Party Acquirer, after considering in good faith an Aurigene-nominated global supplier of the applicable drug substance or drug product that satisfies all of the conditions set forth in Section 5.7(a), makes a business decision not to contract with such Aurigene-nominated supplier for supply of such drug substance or drug product; provided, however, that in such event, the applicable royalty rates in Section 6.7 and clause (y) of Section 6.8(a) shall increase by [**]%. In the event this increase in royalty rates under Section 6.7 and clause (y) of Section 6.8(a), results in an unreasonable economic imbalance between the Parties, the Parties shall meet and attempt in good faith to eliminate or otherwise modify this contemplated royalty increase so as to maintain a reasonable economic balance between the Parties. For clarity, if the Aurigene-nominated supplier does not satisfy all of the conditions of Section 5.7(a), then the Third Party Acquirer’s decision not to contract with such Aurigene-nominated supplier shall not result any increase to the royalty rates in Section 6.7 and clause (y) of Section 6.8(a).
5.8    Diligence.
(a)    By Aurigene. On a Licensed Program-by-Licensed Program basis, Aurigene (directly or through permitted Affiliates or subcontractors) shall use Commercially Reasonable Efforts to perform its obligations under the Development Plan for such Licensed Program in an expeditious manner.
(b)    By Curis. On a Licensed Program-by-Licensed Program basis, Curis (directly or through its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval for, and commercialize at least one Product for use within the Field in each of the Major Markets (including each of the Major EU Markets). For purposes of this Section 5.8(b), Commercially Reasonable Efforts shall be determined on a Major Market-by-Major Market basis, and it is anticipated that the level of effort will be different for different Major Markets, and may change over time, reflecting changes in the status of the Major Market involved.
5.9    Disclosure of Results.
(a)    IND-Enabling Studies and Aurigene CMC Activities. Aurigene shall deliver to Curis the draft and final study reports for each IND-enabling study and disclose to Curis all results of Aurigene CMC Activities performed by or on behalf of Aurigene under a Development Plan, in each case, promptly following the availability thereof.
(b)    Other CMC Activities and Clinical Trials. Curis shall (i) disclose and provide a copy to Aurigene of all results of CMC Activities (other than Aurigene CMC Activities) performed by or on behalf of Curis, including CMC Activities in preparation for or connection with any NDA, and (ii) disclose and provide a copy to Aurigene of full tables, figures and listings from, and deliver a true and complete copy of the final study report for, each study, whether clinical or otherwise, of a Program Compound or Product conducted by or on behalf of Curis, in each case, promptly following the availability thereof. Curis shall disclose and provide
    40.

a copy to Aurigene of all other information and data reasonably requested by Aurigene as necessary or useful for manufacture, development or commercialization of a Program Compound or Product in or for the Aurigene Territory.
5.10    Rights of Access and Reference to Regulatory Documents. On a Licensed Program-by-Licensed Program basis with respect to each Licensed Program, effective as of the filing of the first IND for a Product from such Licensed Program in a Major Market, Curis hereby grants to Aurigene the right to access and reference all INDs and NDAs submitted to, and Regulatory Approvals obtained from, any Regulatory Authority in a Major Market by Curis for Products from such Licensed Program (collectively, “Curis Regulatory Documents”); in each case, solely for the purposes of (a) obtaining and maintaining Regulatory Approvals for Products from such Licensed Program in the Field in the Aurigene Territory, and (b) complying with applicable pharmacovigilance and other regulatory requirements with respect to such Products in the Aurigene Territory. Curis shall, promptly upon Aurigene’s request, file with the applicable Regulatory Authority(ies) such letters of access or reference as may be necessary to accomplish the intent of this Section 5.10.
5.11    Safety Data Exchange. Each Party shall be solely responsible, at its own expense, for complying with all applicable regulatory requirements with respect to Products in such Party’s Territory, including all safety reporting to Regulatory Authorities in such Party’s Territory. The Parties shall, promptly upon reasonable request by either Party, negotiate in good faith and enter into a pharmacovigilance/safety data exchange agreement for Products (the “PV Agreement”), which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences. The terms of the PV Agreement shall be no less stringent than those required by FDA and ICH guidelines and shall be sufficient to permit each Party to comply with its regulatory and legal requirements for the management and reporting of safety data regarding such Products by providing for the exchange of relevant information in appropriate format within applicable timeframes. Curis shall be responsible for maintaining, at its own expense, a global safety database for Products from each Licensed Program.
6.Financial Terms
6.1    Upfront Equity Issuance. In consideration of (a) Aurigene’s performance of the R&D Plans and Development Plans for PTP1 and PTP2, including delivery of a Development Candidate for each such PTP, conduct of IND-enabling studies and Aurigene CMC Activities for each of PTP1 and PTP2, and manufacture and supply of Phase 1 Trial material for each of PTP1 and PTP2, (b) Aurigene’s grant of the R&D Program Option with respect to each of PTP1 and PTP2, (c) Aurigene’s agreement to exclusivity under Section 4.7(a), and (d) Aurigene’s agreement to continue research efforts to initiate R&D Programs for PTP3 and PTP4, on the Effective Date, and subject to the execution and delivery by Aurigene of the Stock Purchase Agreement, Curis shall issue to Aurigene the number of shares of Curis common stock that represents 19.9% of the outstanding shares of Curis common stock immediately prior to such issuance – i.e., 16.6% of the outstanding shares of Curis common stock immediately after such
    41.

issuance (such percentage, the “Initial Ownership Percentage”), in accordance with the Stock Purchase Agreement (the “Upfront Equity Issuance”).
6.2    Exclusivity Fees.
(a)    Exclusivity Option Fees. For each Additional Exclusivity Period by which Curis elects to extend the exclusivity of the Parties’ collaboration contemplated by Section 4.7(a) beyond the Initial Exclusivity Period, Curis shall pay to Aurigene no later than the applicable date specified in Section 4.8(a) the applicable fee set forth below (each, an “Exclusivity Option Fee”):
i.for the first Additional Exclusivity Period: $7,500,000; and
ii.for each of the second and third Additional Exclusivity Periods: $10,000,000.
(b)    Extended Exclusivity Fees. On a Program Target Profile-by-Program Target Profile basis, for each Extended Exclusivity Period by which Curis elects to extend the exclusivity of the Parties’ collaboration contemplated by Section 4.7(b) for a Program Target Profile beyond the Exclusivity Period, Curis shall pay to Aurigene no later than the applicable date specified in Section 4.8(b), a fee of $[**] per 12-month period for each applicable Program Target Profile (each, an “Extended Exclusivity Fee”).
6.3    R&D Program Selection Milestone Payments for PTP3 and PTP4. Within [**] days after SOC recommendation, or Curis’ selection (as applicable), of each of PTP3 and PTP4 for the conduct of an R&D Program, Curis shall pay to Aurigene a one-time R&D Program selection milestone payment in the amount of $[**] per R&D Program. For clarity, no R&D Program selection milestone payment shall be due with respect to PTP1 or PTP2.
6.4    Additional R&D Plan Payments. With respect to each Proposed PTP or Aurigene Immuno-oncology PTP that the SOC recommends, or Curis selects (as applicable), as an Additional PTP for the conduct of an Additional R&D Program, Curis agrees to pay Aurigene an aggregate of $[**] for Aurigene’s performance of the R&D Plan for such Additional R&D Program (for each such Additional R&D Program, the “Additional R&D Plan Payments”), which shall be payable in installments as follows:
(a)    $[**] within [**] days after recommendation or selection of such Additional PTP;
(b)    $[**] within [**] days after Lead Candidate identification; and
(c)    $[**] within [**] days after both (i) Aurigene delivers to Curis the results of all IND-enabling studies, any Aurigene CMC Activities, and any other IND-enabling preclinical development activities, in each case, that Aurigene is responsible for performing under the applicable Development Plan, and (ii) the SOC reviews such results and confirms that the results provided are sufficient for use in a US IND filing. If, for any reason, the amount in this
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Section 6.4(c) has not been paid as of the time of Acceptance for Filing of the first IND for such Additional R&D Program, then Curis shall make such payment within [**] days of such Acceptance for Filing.
6.5    Option Exercise Fees.
(a)    Option Exercise Fees for Licensed Programs 1, 2, 3 and 4. For each of Licensed Program 1, Licensed Program 2, Licensed Program 3 and Licensed Program 4 only, Curis shall pay to Aurigene prior to expiration of the applicable Option Period (as the same may be extended pursuant to Section 4.2(b) hereof), a one-time Option exercise fee of $3,000,000 per Licensed Program. Solely for purposes of this Section 6.5(a), “Licensed Program 1” refers to the first R&D Program with respect to which Curis exercises the Option, “Licensed Program 2” refers to the second R&D Program with respect to which Curis exercises the Option, “Licensed Program 3” refers to the third R&D Program with respect to which Curis exercises the Option and “Licensed Program 4” refers to the fourth R&D Program with respect to which Curis exercises the Option; provided, however, that if Curis does not exercise the Option with respect to at least two R&D Programs, then “Licensed Program 3” shall mean the third Program with respect to which Curis exercises the Option and “Licensed Program 4” shall mean the fourth Program with respect to which Curis exercises the Option (i.e., an Additional R&D Program for which Curis exercises its Option may be considered Licensed Program 3 or Licensed Program 4, as applicable).
(b)    Option Exercise Fees for Additional Licensed Programs. Except as expressly provided in Section 6.5(a), Curis shall pay to Aurigene prior to expiration of the applicable Option Period (as the same may be extended pursuant to Section 4.2(b) hereof), a one-time Option exercise fee of $[**] for each Additional R&D Program with respect to which Curis exercises the Option.
6.6    Milestone Payments. With respect to each Licensed Program, Curis shall pay to Aurigene the applicable one-time, non-refundable, non-creditable milestone payments set forth below for the first achievement of the corresponding milestone event by the first Product from such Licensed Program to achieve such milestone event, whether achieved by Curis or by its Affiliate or a Sublicensee. Solely for purposes of this Section 6.6: (i) “Licensed Program 1,” “Licensed Program 2,” “Licensed Program 3” and “Licensed Program 4” refer to the first, second, and if applicable, third and fourth R&D Programs, respectively, to become Licensed Programs; provided, however, that if Curis does not exercise at least two Options with respect to R&D Programs, “Licensed Program 1,” “Licensed Program 2,” “Licensed Program 3” and “Licensed Program 4” shall mean the first, second, third and fourth Programs, respectively, to become Licensed Programs (i.e., they may include Additional R&D Programs for which Curis exercises its Option); and (ii) “Additional Licensed Program” refers to any additional Licensed Program (other than Licensed Programs 1, 2, 3 and 4). For clarity, each milestone payment shall be made only once per Licensed Program.
(a)    Licensed Programs 1 and 2. Within [**] days of the first achievement of each of the milestone events set forth in the table below by the first Product from each of Licensed Program 1 and Licensed Program 2 to achieve such milestone event, Curis shall
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provide Aurigene with written notice of such achievement and shall pay to Aurigene the corresponding one-time, non-refundable, non-creditable milestone payment set forth below:

Milestone Event	Milestone Payment
Acceptance for Filing of first IND	$3,000,000
Initiation of first Phase 1 Trial	$4,000,000
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**].
(b)    Licensed Programs 3 and 4. Within [**] days of the first achievement of each of the milestone events set forth in the table below by the first Product from each of Licensed Program 3 and Licensed Program 4 to achieve such milestone event, Curis shall provide Aurigene with written notice of such achievement and shall pay to Aurigene the corresponding one-time, non-refundable, non-creditable milestone payment set forth below:

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**].
(c)    Additional Licensed Programs. Within [**] days of the first achievement of each of the milestone events set forth in the table below by the first Product from each Additional Licensed Program to achieve such milestone event, Curis shall provide Aurigene with written notice of such achievement and shall pay to Aurigene the corresponding one-time, non-refundable, non-creditable milestone payment set forth below (subject to Section 6.6(d) hereof):
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Milestone Event	Milestone Payment
Development Milestone Events:
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Other Milestone Events:
[**]	[**]
[**]	[**]
[**]	[**]

[**].
(d)    Reduction of Additional Licensed Program Milestone Payments. The amount payable by Curis for achievement of any particular Development Milestone Event set forth in Section 6.6(c) shall be subject to reduction by the applicable percentage set forth below if, at the time such Development Milestone Event is achieved, the Current POI (as defined below) has declined by [**]% or less from the Initial Ownership Percentage (“Initial POI”). The “Current POI” means a fraction, expressed as a percentage, with a numerator equal to the number of shares of Curis common stock constituting the Upfront Equity Issuance, as adjusted for stock splits, stock dividends, combinations, recapitalizations, redemptions, reverse stock splits, share buybacks and the like and with a denominator equal to the total number of shares of Curis common stock outstanding at the time such Development Milestone is achieved:

Percentage Reduction From Initial POI	Percentage Reduction in Payment Amount*
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

*[**].
6.7    Royalties on Curis Net Sales. Curis shall pay to Aurigene royalties on aggregate annual Net Sales of each Product by Curis and its Affiliates (but, except as set forth below, not Net Sales of such Product by Sublicensees) in the Curis Territory (“Curis Net Sales”) at the applicable rates set forth below. Solely for purposes of this Section 6.7, “First Program to
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Market,” “Second Program to Market,” “Third Program to Market” and “Fourth Program to Market” refer to the first, second, third and fourth Licensed Programs, respectively, for which there has been a First Commercial Sale of a Product by Curis or any of its Affiliates, and “Additional Licensed Program” refers to any additional Licensed Program (i.e., other than the First Program to Market, Second Program to Market, Third Program to Market and Fourth Program to Market); provided, however, that, on a Product-by-Product basis, in the event neither Curis nor any of its Affiliates is directly selling the Product in at least one Major Market, Curis shall pay to Aurigene royalties on aggregate annual Net Sales of such Product in the United States by Sublicensees at the applicable rates set forth below in this Section 6.7.
(a)    First, Second, Third and Fourth Programs to Market. For each of the First Program to Market, the Second Program to Market, the Third Program to Market and the Fourth Program to Market, Curis shall pay royalties on aggregate annual Curis Net Sales of Products from the applicable Licensed Program in each calendar year (“Annual Curis Net Sales”) at the following rates:

Increments of Annual Curis Net Sales	Royalty Rate
That portion of Annual Curis Net Sales that is less than US$[**]	[**]%
That portion of Annual Curis Net Sales that is greater or equal to US$[**] and less than US$[**]	[**]%
That portion of Annual Curis Net Sales that is greater than or equal to US$[**]	10%
(b)    Additional Licensed Programs. For each Additional Licensed Program, Curis shall pay royalties on Annual Curis Net Sales of Products from the applicable Licensed Program in each calendar year at the following rates:

Increments of Annual Curis Net Sales	Royalty Rate
That portion of Annual Curis Net Sales that is less than US$[**]	[**]%
That portion of Annual Curis Net Sales that is greater or equal to US$[**] and less than US$[**]	[**]%
That portion of Annual Curis Net Sales that is greater than or equal to US$[**]	10%
6.8    Sharing of Sublicensee Royalties. On a Licensed Program-by-Licensed Program and Sublicensee-by-Sublicensee basis, Curis shall pay to Aurigene the applicable percentage set forth below of Sublicensee Royalties received by Curis from a Sublicensee with respect to Products from a Licensed Program, based on: (A) the geographic scope of the sublicense grant to the applicable Sublicensee; and (B) solely in the case of sublicenses in the US and EU, the stage of development of the most advanced Product at the time the sublicense is granted to the applicable Sublicensee. Solely for purposes of this Section 6.8: (i) “Licensed Program 1,” “Licensed Program 2,” “Licensed Program 3” and “Licensed Program 4” refer to the first, second, and if applicable, third and fourth R&D Programs, respectively, to become Licensed Programs; provided, however, if Curis does not exercise at least two Options with respect to R&D Programs, “Licensed Program 1,” “Licensed Program 2,” “Licensed Program 3” and
    46.

“Licensed Program 4” refer to the first, second, third and fourth Programs, respectively, to become Licensed Programs (i.e., they may include Additional R&D Programs for which Curis exercises its Option); and (ii) “Additional Licensed Program” refers to any additional Licensed Program (other than Licensed Programs 1, 2, 3 and 4).
(a) US/EU. On a Licensed Program-by-Licensed Program and Sublicensee-by-Sublicensee basis, with respect to a Sublicensee’s (and its further Sublicensees’) sales or other disposition of Products from a Licensed Program in the US and the EU (“Sublicensee US/EU Net Sales”), Curis shall pay to Aurigene the greater of: (x) the applicable percentage of Sublicensee Royalties specified below; and (y) royalties on Sublicensee US/EU Net Sales:

Licensed Program 1 and Licensed Program 2
Development Stage of Most Advanced Product at Time of Sublicense Grant	Greater of:
	% of Sublicensee Royalties	% of Sublicensee US/EU Net Sales†
[**]	[**]%	10%
[**]	[**]%	[**]%
After earlier of (i) Initiation of first Phase 2 Trial and (ii) determination by Curis that human proof-of-concept has been established in any Indication, and before Initiation of first Pivotal Trial	25%	[**]%
After Initiation of first Pivotal Trial	15%	[**]%

† Subject to (i) deductions for Third Party royalties in accordance with Section 6.10, (ii) reduction in accordance with Section 6.11 or Section 6.13, and (iii) in each case, Section 6.14.

Licensed Program 3 and Licensed Program 4
Development Stage of Most Advanced Product at Time of Sublicense Grant	Greater of:
	% of Sublicensee Royalties	% of Sublicensee US/EU Net Sales†
[**]	[**]%	10%
[**]	[**]%	[**]%
After earlier of (1) Initiation of first Phase 2 Trial and (2) determination by Curis that human proof-of-concept has been established in any Indication, and before Initiation of first Pivotal Trial	25%	[**]%
After Initiation of first Pivotal Trial	15%	[**]%

† Subject to (i) deductions for Third Party royalties in accordance with Section 6.10, (ii) reduction in accordance with Section 6.11 or Section 6.13, and (iii) in each case, Section 6.14.
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Each Additional Licensed Program
Development Stage of Most Advanced Product at Time of Sublicense Grant	Greater of:
	% of Sublicensee Royalties	% of Sublicensee US/EU Net Sales†
[**]	[**]%	10%
[**]	[**]%	[**]%
After earlier of (1) Initiation of first Phase 2 Trial and (2) determination by Curis that human proof-of-concept has been established in any Indication, and before Initiation of first Pivotal Trial	25%	[**]%
After Initiation of first Pivotal Trial	15%	[**]%

† Subject to (i) deductions for Third Party royalties in accordance with Section 6.10, (ii) reduction in accordance with Section 6.11 or Section 6.13, and (iii) in each case, Section 6.14.

(b) Rest of Curis Territory. Curis shall pay to Aurigene 50% of all Sublicensee Royalties received with respect to a Sublicensee’s (and its further Sublicensees’) sales or other disposition of Products from a Licensed Program in the rest of the Curis Territory (outside US and EU).
6.9    Non-Royalty Sublicense Revenues.
(a)    US/EU Non-Royalty Sublicense Revenues. On a Licensed Program-by-Licensed Program and Sublicensee-by-Sublicensee basis, and subject to Section 6.9(c), Curis shall pay to Aurigene the applicable percentage set forth below of all Non-Royalty Sublicense Revenues received by Curis and its Affiliates from a Sublicensee with respect to the grant of a sublicense of a Licensed Program in the US or EU (“US/EU Non-Royalty Sublicense Revenues”), based on the stage of development of the most advanced Product at the time the sublicense is granted to the applicable Sublicensee:

Development Stage of Most Advanced Product at Time of Sublicense Grant	% of US/EU Non-Royalty Sublicense Revenues
[**]	[**]%
[**]	[**]%
After earlier of (1) Initiation of first Phase 2 Trial and (2) determination by Curis that human proof-of-concept has been established in any Indication, and before Initiation of first Pivotal Trial	25%
After Initiation of first Pivotal Trial	15%

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(b)    Ex-US/EU Non-Royalty Sublicense Revenues.
i.Curis shall pay to Aurigene 50% of all Non-Royalty Sublicensing Revenues received by Curis and its Affiliates from an Asia Partner, regardless of when such Non-Royalty Sublicensing Revenues are received.
ii.Except as set forth in Section 6.9(b)(i), on a Licensed Program-by-Licensed Program and Sublicensee-by-Sublicensee basis, and subject to Section 6.9(c), Curis shall pay to Aurigene the applicable percentage set forth below of Non-Royalty Sublicense Revenues received by Curis and its Affiliates from a Sublicensee with respect to the grant of a sublicense of a Licensed Program in the rest of the Curis Territory (outside US, EU and Asia) (“Ex-US/EU/Asia Non-Royalty Sublicense Revenues”), based on (A) the cumulative amount of Ex-US/EU/Asia Non-Royalty Sublicense Revenues received and (B) whether the Ex-US Non-Royalty Sublicense Revenues are received before or after receipt of the first Regulatory Approval for a Product from the applicable Licensed Program in any country of the rest of the Curis Territory (outside US, EU and Asia) (“First Ex-US/EU/Asia Approval”):

Time of Receipt of Ex-US/EU/Asia Non-Royalty Sublicense Revenues	% of Ex-US/EU/Asia Non-Royalty Sublicense Revenues
Prior to first Ex-US/EU/Asia Approval:
First $[**] of cumulative Ex-US/EU/Asia Non-Royalty Sublicense Revenues received	30%
Next $[**] of cumulative Ex-US/EU/Asia Non-Royalty Sublicense Revenues received	[**]%
All Ex-US/EU/Asia Non-Royalty Sublicense Revenues received after the first $[**] of cumulative Ex-US/EU/Asia Non-Royalty Sublicense Revenues	50%
After first Ex-US/EU/Asia Approval	50%

(c)    Treatment of Milestone Payments for Additional Licensed Programs. Solely in the case of any Additional R&D Program that becomes a Licensed Program, if Curis receives a milestone payment from a Sublicensee with respect to the achievement by such Sublicensee of a milestone event for which Curis is obligated to pay a milestone payment to Aurigene under Section 6.6, then only that portion of the milestone payment received by Curis from such Sublicensee that exceeds the amount of the milestone payment Curis is obligated to pay to Aurigene for achievement of such milestone event under Section 6.6 shall be included in Non-Royalty Sublicense Revenues.
(d)    Geographic Allocation Mechanism. If Curis grants a sublicense with respect to a Licensed Program in more than one of (i) the US or the EU, (ii) Asia and (iii) one or more other countries in the Curis Territory, then the Non-Royalty Sublicense Revenues received from the applicable Sublicensee under such sublicense shall be allocated amongst the foregoing
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categories of country in the Curis Territory in proportion to the respective percentage shares of the total pharmaceutical market by sales for all countries covered by such sublicense that are represented by (A) the country(ies) in category (i) above that are covered by such sublicense, (B) the country(ies) in category (ii) above that are covered by such sublicense, and (C) the country(ies) in category (iii) above that are covered by such sublicense; in each case, as reported by IMS Health (or such other resource as the Parties may mutually agree in writing) for the most recently available calendar year; provided, however, that any item of Non-Royalty Sublicense Revenues received under such sublicense that is unequivocally tied to a particular country or jurisdiction that is entirely within only one of category (i), category (ii) or category (iii) above (e.g., Acceptance for Filing of IND or NDA by the EMA, or Regulatory Approval in Japan) shall be allocated solely to such category ((i), (ii) or (iii), as applicable).
6.10    Third Party Licenses.
(a)    In the event that Curis (or its Affiliate or Sublicensee, as applicable) is required to obtain one or more licenses under Patent Rights of Third Parties reasonably necessary (as discussed below) for the manufacture, use or sale of a Product in a country (hereinafter “Third Party Licenses”), [**]% of the royalties actually paid under such Third Party Licenses by Curis (or by such Affiliate or Sublicensee, as applicable) for sale of such Product in such country for a calendar quarter will be creditable against the royalty payments due to Aurigene by Curis with respect to Net Sales of such Product in such country (whether pursuant to Section 6.7 or, if applicable, clause (y) of Section 6.8(a)); provided, however, that in no event will the royalties owed by Curis to Aurigene hereunder with respect to Net Sales of such Product for such calendar quarter be reduced by more than [**]%; and provided, further, that Curis will not be entitled to credit any portion of royalties paid by Curis or its Affiliate or Sublicensee to Third Parties with respect to any Other Active in any Combination Product.
(b)    For purposes of this Section 6.10, valid reasons for determining that a license under Patent Rights of a Third Party is “reasonably necessary” for the manufacture, use or sale of a Product in a country shall be limited to the following:
i.without the practice of the invention(s) claimed by such Patent Rights in the manufacture, use or sale of such Product, the applicable Product would not be commercially viable, would likely be materially less profitable, or would not achieve a commercially reasonable level of market acceptance, in such country; or
ii.in the absence of a license under such Patent Rights, such Patent Rights would be infringed by the manufacture, use or sale of such Product in such country.
(c)    Promptly after Curis or its Affiliate enters into, or receives notice that a Sublicensee has entered into, a Third Party License, Curis shall notify Aurigene in writing of the Patent Rights covered by such Third Party License. If Aurigene in good faith disagrees with the determination by Curis (or its Affiliate or Sublicensee) that such Third Party License is reasonably necessary for the manufacture, use or sale of a Product in a country, Aurigene shall so notify Curis in writing within [**] days after receipt of such notice from Curis, whereupon the Parties shall promptly confer regarding the matter and attempt in good faith to reach consensus
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for up to [**] days from Curis’ receipt of such notice from Aurigene. If the Parties are unable to reach consensus within such [**]-day period, then the Parties shall submit the matter to an independent Third Party expert with relevant experience in pharmaceutical industry practices with respect to the in-licensing of patent rights in connection with the commercialization of pharmaceutical products for resolution and sufficient experience and background to evaluate the scope of the patent rights’ validity and enforceability under the Third Party License and whether reasonably necessary for the manufacture, use or sale of a Product in a country, which expert shall be agreed upon by both Parties or, failing such agreement, designated by the International Centre for Dispute Resolution located in New York City, NY. The sole authority of such expert will be to determine whether or not such Third Party License is reasonably necessary for the manufacture, use or sale of such Product in such country, and such expert’s determination shall be final and binding upon the Parties. The independent Third Party expert shall be required to make his or her determination within [**] days after selection of the independent Third Party expert. The Parties shall initially bear the fees and expenses of such expert equally, but the prevailing Party shall reimburse the other Party for the documented fees and expenses of such expert paid by the prevailing Party.
6.11    Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country with a royalty rate lower than the applicable royalty rate under clause (y) of Section 6.8(a), then the royalty rate applicable to Net Sales of such Product in that country by such compulsory licensee under clause (y) of Section 6.8(a) shall be reduced to a rate which is [**]%) percentage points (i.e., [**] basis points) less than the rate paid by the compulsory licensee; provided, however, that if the royalty rate payable by the compulsory licensee with respect to Net Sales of such Product in such country is less than [**]%, then the royalty rate under clause (y) of Section 6.8(a) shall be reduced to [**]% of the rate paid by the compulsory licensee, but only with respect to sales or other disposition of Product in that country by that compulsory licensee.
6.12    Adjustment for Generic Competition. On a Product-by-Product and country-by-country basis, if one or more Generic Versions of such Product account for [**]% or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IMS Health or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies): (a) if Curis, an Affiliate or a Sublicensee grants rights to a Third Party to commercialize an authorized generic Product (i.e., the same Product marketed without any Product trademarks under the same NDA as the branded Product) where the royalty rate payable by the Third Party on sales or other dispositions of the authorized generic Product is lower than the applicable royalty rate under clause (y) of Section 6.8(a), then the royalty rate applicable to Net Sales of such authorized generic Product in that country by such Third Party under clause (y) of Section 6.8(a) shall be reduced to a rate which is [**] percentage points (i.e., [**] basis points) less than the rate paid by the Third Party; provided, however, that if the royalty rate payable by the Third Party with respect to Net Sales of such authorized generic Product in such country is less than [**]%, then the royalty rate under clause (y) of Section 6.8(a) shall be reduced to [**]% of the rate paid by the Third Party, but only
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with respect to sales or other disposition of such authorized generic Product in that country by that Third Party; or (b) if Curis, an Affiliate or a Sublicensee reduces its pricing for the applicable branded Product in the applicable country such that the royalties payable to Aurigene with respect to such branded Product in such country results in an unreasonable economic imbalance between the Parties, the Parties shall meet and attempt in good faith to agree to modified royalty obligations for Curis so as to maintain a reasonable economic balance between the Parties; provided, however, that if the royalty rate payable by such Sublicensee with respect to Net Sales of the branded Product in such country is less than the applicable royalty rate under clause (y) of Section 6.8(a), then the royalty rate applicable to Net Sales of the branded Product in that country by such Sublicensee under clause (y) of Section 6.8(a) shall be reduced to a rate which is [**] percentage points (i.e., [**] basis points) less than the rate paid by such Sublicensee; and provided, further, that if the royalty rate payable by such Sublicensee with respect to Net Sales of the branded Product in such country is less than [**]%, then the royalty rate under clause (y) of Section 6.8(a) shall be reduced to [**]% of the rate paid by such Sublicensee, but only with respect to sales or other disposition of such branded Product in that country by such Sublicensee.
6.13    Royalty Term. Royalties and payments with respect to Sublicensee Royalties shall be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of a Product in a country until the later of (i) 10 years from First Commercial Sale of such Product in such country and (ii) expiration of the last-to-expire Valid Claim of the Aurigene Patent Rights claiming or covering the manufacture, use or sale of such Product or the Program Compound contained therein in such country (the “Royalty Term”); provided, however, that during any portion of the Royalty Term for a Product in a country when there is no Valid Claim of the Aurigene Patent Rights covering the manufacture, use or sale of such Product or the Program Compound contained therein in such country, and where a requirement to pay the full royalty rate would render any payment obligation unenforceable under Applicable Law, Curis’ royalty payment obligations with respect to Curis Net Sales of such Product in such country, or Curis’ minimum royalty payment obligations with respect to Net Sales of such Product by Sublicensees in such country, as applicable, shall be reduced by [**]%. On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term with respect to a Product in a country, the License with respect to such Product shall become royalty-free, fully-paid, irrevocable and perpetual.
6.14    Royalty Floor. Except as set forth in the provisos to Section 6.12, Curis’ royalty payment obligations with respect to Curis Net Sales of a Product in a country, or Curis’ minimum royalty payment obligations with respect to Net Sales of a Product by Sublicensees in a country, as applicable, shall not be reduced to less than [**]% of the payments that would otherwise be due by reason of any and all deductions, adjustments or reductions that may be available under Sections 6.10, 6.12 and 6.13. For clarity, this Section 6.14 shall not apply to reductions pursuant to Section 6.11.
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7.Payments; Records; Audits
7.1    Payment; Reports. Royalties under Section 6.7 shall be calculated for each calendar quarter during the Royalty Term and paid within [**] days after the end of the calendar quarter. Payments under Sections 6.8 and 6.9 shall be calculated and paid within [**] days of receipt by Curis. Each such payment shall be accompanied or preceded by a report of Curis Net Sales, Sublicensee Royalties, Net Sales of Products by Sublicensees, and Non-Royalty Sublicense Revenues in sufficient detail to permit confirmation of the accuracy of the payment made, including the number of Products sold, gross sales, Net Sales of Products and itemized deductions from gross sales (by major category as set forth in the definition of Net Sales), details of any royalty credits taken pursuant to Section 6.10 on a Third Party Patent License-by-Third Party Patent License basis, any applicable reductions or adjustments made pursuant to Section 6.11, Section 6.12 or Section 6.13, the amounts payable, and the exchange rates used, in each case on a Product-by-Product and country-by-country basis; provided, however, that in the case of gross sales and Net Sales of Products by a Sublicensee, if such Sublicensee does not, despite Curis having used commercially reasonable efforts to obtain such Sublicensee’s agreement to do so under the applicable sublicense agreement, account for or report gross sales, Net Sales or deductions from gross sales on a Product-by-Product and country-by-country basis in certain regions, or does not account for or report deductions from gross sales on an itemized basis, then, in each case, Curis’ report regarding such Sublicensee’s gross sales, Net Sales, and deductions from gross sales need contain only the same level of detail that is reported to Curis by such Sublicensee.
7.2    Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated by applying the average interbank exchange rate as published on www.oanda.com (or such other resource as the Parties mutually agree in writing) for every day within the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by Aurigene.
7.3    Taxes.
(a)    In connection with Upfront Equity Issuance.
i.Curis agrees that the Upfront Equity Issuance shall be made without setoff or counterclaim and free and clear of, and without deduction for, United States federal income Taxes. If any such Taxes are required to be withheld or otherwise paid with respect to the Upfront Equity Issuance, Curis shall timely pay such Taxes and, as promptly as possible thereafter, send to Aurigene an official receipt showing payment thereof, together with such additional documentary evidence as may be reasonably requested by Aurigene. Aurigene shall cooperate with Curis in any way reasonably requested by Curis, to obtain available reductions, credits or refunds of such Taxes. Without limiting the generality of the foregoing, upon request by Curis, Aurigene shall provide Curis such information in Aurigene’s possession as may be
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reasonably necessary for Curis to obtain the benefit of any applicable reduction in Taxes or any present or future treaty against double taxation which may apply to the Upfront Equity Issuance.
ii.Curis shall indemnify Aurigene, within [**] days after written demand therefor, for the full amount of any Taxes paid by Aurigene that Curis was obliged to deduct and withhold under Section 7.3(a)(i) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Curis by Aurigene shall be conclusive absent manifest error.
(b)    In connection with all other payments to Aurigene.
i.Aurigene will pay any and all Taxes levied on account of any payments made to it under this Agreement, other than the Upfront Equity Issuance, and any and all Taxes imposed under the laws of the Republic of India with respect to the transactions contemplated by this Agreement. If any U.S. federal income Taxes are required to be withheld by Curis from any payment made to Aurigene under this Agreement (other than the Upfront Equity Issuance), Curis shall (i) deduct such taxes from the payment made to Aurigene, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Aurigene and certify its receipt by the taxing authority within [**] days following such payment, and (iv) cooperate with Aurigene in any way reasonably requested by Aurigene, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request by Aurigene, Curis shall provide Aurigene such information in Curis’ possession as may be reasonably necessary for Aurigene to obtain the benefit of any applicable reduction in Taxes or any present or future treaty against double taxation which may apply to payments made to Aurigene under this Agreement.
ii.Aurigene shall indemnify Curis, within [**] days after written demand therefor, for the full amount of any Taxes paid by Curis for which Aurigene is liable under Section 7.3(b)(i) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Aurigene by Curis shall be conclusive absent manifest error.
7.4    Audits. Curis shall keep (and shall cause its Affiliates and Sublicensees (to the extent applicable) to keep) complete and accurate records pertaining to the sale or other disposition of Products, Sublicensee Royalties and Non-Royalty Sublicense Revenues, in each case, in sufficient detail to permit Aurigene to confirm the accuracy of all royalty and revenue-based payments due under Sections 6.7, 6.8 and 6.9 for at least [**] full calendar years following the end of the calendar year to which they pertain. Aurigene shall have the right, [**], to cause an independent, certified public accountant of international standing and reasonably acceptable to Curis to audit such records solely to confirm Curis Net Sales, Sublicensee Royalties, Net Sales of Products by Sublicensees, Non-Royalty Sublicense Revenues, and royalty and revenue-based payments for a period covering not more than the preceding [**] full calendar years. No calendar year shall be subject to audit under this section more than [**]. Such audits may be exercised during normal business hours upon at least [**] days’ prior written notice to Curis in the location where the records are maintained. The auditor will execute a reasonable written
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confidentiality agreement with Curis and will disclose to Aurigene only such information as is reasonably necessary to provide Aurigene with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Curis at the same time it is sent to Aurigene. The report sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Aurigene shall bear the full cost of such audit unless such audit discloses an underpayment by Curis of more than [**]% of the amount due for any calendar year under this Agreement, in which case, Curis shall bear the full cost of such audit and shall within [**] days remit to Aurigene the amount of any underpayment and late payment interest calculated pursuant to Section 7.5. If such audit discloses an overpayment by Curis, then Curis will deduct the amount of such overpayment from amounts otherwise owed to Aurigene under this Agreement.
7.5    Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate of [**]% per month for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Aurigene from exercising any other rights it may have as a consequence of the lateness of any payment.
8.Confidentiality; Publication
8.1    Confidential Information. Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, during the Term and for [**] years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, Representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information.
8.2    Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in violation of this Article 8, generally known or available; (b) is known by the Receiving Party or any of its Affiliates at the time of receiving such information, other than being known as a result of disclosure directly or indirectly by the Disclosing Party, as evidenced by its records (provided that the exception in this clause (b) shall not apply to Joint Inventions); (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of Confidential Information of the Disclosing Party.
8.3    Authorized Disclosure. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly
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permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)    filing or prosecuting Patent Rights as permitted by this Agreement;
(b)    enforcing such Party’s rights under this Agreement and in performing its obligations under this Agreement;
(c)    prosecuting or defending litigation as permitted by this Agreement;
(d)    complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;
(e)    disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable to those set forth in this Article 8; and
(f)    disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.4(c) or 8.4(d), it will, except where impracticable in the case of requirements of applicable court orders or applicable laws, rules or regulations under Section 8.4(d), (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.
8.4    Publications.
(a)    Program Technology. If a Party proposes to publish or present any material disclosing Program Technology, such as by oral presentation, manuscript or abstract, that Party will communicate such intent to the SOC and the Patent Team through the Alliance Manager. The Patent Team shall first consider and determine whether any additional patent applications claiming or covering the Program Technology proposed to be disclosed should be made before the Party proposing to make such publication or presentation may proceed. The SOC, in consultation with the Patent Team, shall also discuss in good faith whether the proposed publication or presentation should be made solely by the proposing Party or jointly by the
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Parties. After determination that all appropriate applications for Program Patent Rights have been filed with respect to the applicable Program Technology, and before any such material is submitted for publication or disclosure, the Party proposing publication or presentation (the “Publishing Party”) shall deliver a complete copy to the other Party and to the Patent Team at least [**] days (except in the case of oral presentation materials and abstracts, which are addressed below) prior to submitting the material to a publisher or initiating such other disclosure, and the non-publishing Party shall review any such material and give their respective comments to the Publishing Party within [**] days of the delivery of such material to the non-publishing Party, which comments shall be considered by the Publishing Party in good faith. With respect to oral presentation materials and abstracts, the Publishing Party shall deliver a complete copy to the non-publishing Party at least [**] days prior to the anticipated date of the presentation, and the non-publishing Party shall use reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Publishing Party with appropriate comments, if any, but in no event later than [**] days from the date of delivery to the non-publishing Party, which comments shall be considered by the Publishing Party in good faith. The Publishing Party shall comply with the non-publishing Party’s requests to delete references to the non-publishing Party’s Confidential Information (other than the applicable Program Technology) in any such material and, if the non-publishing Party or the Patent Team identifies potentially patentable subject matter in such material, agrees to delay any submission for publication or other public disclosure for a period of up to an additional [**] days to allow for the preparation and filing of appropriate patent applications. For clarity, the requirements under this Section 8.5(a) with respect to a Program shall cease in the event Curis’ Option with respect to such Program expires unexercised or is terminated prior to exercise.
Notwithstanding the foregoing, the Parties agree that: (A) no Program Technology from a Program shall be published before the earlier of (1) Curis’ exercise of the Option with respect thereto and (2) expiration of the applicable Option Period if Curis has not exercised such Option prior to such expiration, unless mutually agreed by the Parties in writing; and (B) no unpublished chemical structure of a Program Compound for a Program Target Profile for so long as the Aurigene PTP Exclusivity Obligations with respect to such Program Target Profile are in effect, shall be published without unanimous recommendation of the SOC and applicable Patent Team.
(b)    Clinical Trial Results. For clarity, Curis and its Affiliates shall be free to publish, and to authorize Sublicensees to publish, the results of any clinical trial of a Product conducted by or on behalf of Curis, its Affiliate or a Sublicensee, without the prior review or approval of Aurigene.
8.5    Publicity.
(a)    Press Releases. No later than one (1) business day following the Effective Date, the Parties shall issue joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit A. It is further acknowledged that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof,
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provided that a Party may not withhold consent to such releases that the other Party may determine, based on advice of counsel, are reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent there is sufficient time while still being able to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as the contents of any such public statement or press release are contained in a prior public disclosure or public statement approved by the other Party pursuant to this Section 8.6(a) or permitted by Section 8.4 and does not reveal non-public information about the other Party.
(b)    Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek and obtain confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what terms are disclosed to any securities authority or stock exchange, as the case may be, to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.
8.6    Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Mutual CDA and the Supplemental CDA. Any Confidential Information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement.
9.Representations and Warranties
9.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly
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authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (including, with respect to Aurigene, the Pierre Fabre Agreement), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) neither such Party nor any of its Affiliates is debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the US. In addition, Aurigene represents and warrants to Curis that, as of the Effective Date, neither Aurigene nor any of its Affiliates: (i) is conducting, or is obligated to conduct, discovery, research or development with respect to PTP1 or PTP2 on behalf of, or in collaboration with, any Third Party; or (ii) has granted any Third Party any license, option or other right with respect to compounds, the primary mechanism of action of which is modulation of PTP1 or PTP2, other than, in the case of PTP2, the rights granted by Aurigene to Pierre Fabre with respect to molecules claimed in patent applications [**] or products incorporating such molecules.
9.2    Mutual Covenants. In addition to any covenants made by either Party elsewhere in this Agreement, each Party hereby covenants to the other Party as follows:
(a)    neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred under Applicable Laws in the US, including 21 U.S.C. §335a, or any comparable Applicable Laws outside of the US, in connection with activities relating to any Program Compound or Product; and in the event that such Party becomes aware of the debarment or threatened debarment of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Program Compound or Product, such Party will immediately notify the other Party in writing and will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Program Compound or Product;
(b)    neither such Party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or other Person or otherwise violate any anti-bribery provisions of Applicable Law in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement;
(c)    neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or
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performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of the FCPA or Export Control Laws; and
(d)    such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA or Export Control Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement.
9.3    Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
9.4    Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 9.4 shall not be construed to limit either Party’s indemnification obligations under Article 12.
10.Intellectual Property
10.1    Ownership of Inventions. Inventorship of Inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. Aurigene shall solely own all Aurigene Inventions. Curis shall solely own all Curis Inventions. The Parties shall jointly own all Joint Inventions. For clarity, the Parties do not intend for Program Inventions to be jointly owned by the Parties, except with respect to any Program Inventions that are Joint Inventions. Subject to the rights, obligations and licenses granted under this Agreement, each Party shall have the right to use, and grant licenses to use, any Joint Invention and Joint Patent Right without the other Party’s consent and has no duty to account to the other Party for such use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.
10.2    Patent Team. No later than recommendation of the R&D Plan for each Program, the Parties shall form a patent team for such Program composed of [**] each Party (the “Patent Team”), with the primary objective of [**]. The Patent Team shall [**] and, if applicable, [**]. Furthermore, in the event of [**], the Patent Team shall [**] accordingly. If the Patent Team is [**]. In addition, the Patent Team for a Program shall be responsible for [**]. The Patent Team’s activities with respect to [**].
10.3    Prosecution and Maintenance. For purposes of this Section 10.3, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall
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mean, with respect to a Patent Right, the preparing, filing, prosecution, maintenance and defense of such Patent Right, in the applicable jurisdiction, as well as re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to a Patent Right.
(a)    Aurigene Patent Rights.
i.Prior to Option Exercise. On a Program-by-Program basis prior to Curis’ exercise of the Option for a Program, Aurigene shall take the lead in prosecuting and maintaining the Aurigene Patent Rights (including Program Patent Rights and Joint Patent Rights) relevant to such Program, at its sole cost and expense using outside counsel reasonably acceptable to Curis, in accordance with the patent prosecution strategy recommended by the Patent Team for such Program. Aurigene and its outside patent counsel shall prepare proposed patent applications in close consultation with Curis’ Patent Team representative and Curis’ outside patent counsel. All patent applications and other material patent office submissions with respect to any such Patent Right will be subject to review and comment by Curis and its outside patent counsel, which comments shall be considered in good faith by Aurigene. If Aurigene plans not to make any national phase filing in any country, or to abandon any such Aurigene Patent Right in any particular country, in the Curis Territory, Aurigene will notify Curis in writing at least [**] days in advance of the due date of any payment or other action that is required to prosecute and maintain such Aurigene Patent Right in such country and, upon such notice, Curis shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Aurigene Patent Right in such country at its sole cost and expense. This Section 10.3(a)(i) shall cease to apply to an Aurigene Patent Right that is relevant to a Program in the event Curis’ Option with respect to such Program expires unexercised or is terminated prior to exercise.
ii.After Option Exercise. On a Licensed Program-by-Licensed Program basis after Curis’ exercise of the Option for a Program and during the term of such License, Curis shall have the first right, but not the obligation, to prosecute and maintain any Aurigene Patent Rights (including Program Patent Rights and Joint Patent Rights) relevant to such Licensed Program in the Curis Territory at its sole cost and expense using counsel reasonably acceptable to Aurigene, in accordance with the patent prosecution strategy recommended by the Patent Team for such Licensed Program, and subject to review and comment from Aurigene, which comments shall be considered in good faith by Curis. If Curis plans not to make any national phase filing in any country or, to abandon or cease prosecution or maintenance of any such Patent Right in any particular country, in the Curis Territory, Curis shall so notify Aurigene in writing at least [**] days in advance of the due date of any payment or other action that is required to prosecute and maintain such Patent Right in such country and, upon such notice, Aurigene shall have the right, but not the obligation, to assume responsibility for prosecution and maintenance of such Patent Right at its sole cost and expense, and if Aurigene elects to continue prosecution of such Patent Right in such country, all licenses granted to Curis under such Patent Right (or, as applicable, under Aurigene’s interest in such Patent Right) in such country will be terminated.
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(b)     Joint Patent Rights. Except in the case of Joint Patent Rights that are subject to Section 10.3(a) (which shall be governed solely by Section 10.3(a)), Aurigene shall have the first right, but not the obligation, to prosecute and maintain Joint Patent Rights in the Aurigene Territory, at its sole cost and expense and by counsel of its own choice, and Curis shall have the first right, but not the obligation, to prosecute and maintain Joint Patent Rights in the Curis Territory, at its sole cost and expense and by counsel of its own choice, in each case in accordance with the patent prosecution strategy approved by the Patent Team for such Joint Patents. Each Party shall keep the other party reasonably informed of progress with regard to the prosecution and maintenance of Joint Patent Rights for which such Party (the “Responsible Party”) is responsible, and shall consult with, and consider in good faith the requests and suggestions of, the other Party with respect to strategies for filing and prosecuting Joint Patent Rights worldwide. In the event that the Responsible Party desires not to file, or desires to abandon or cease prosecution or maintenance of, any Joint Patent Right in any country, the Responsible Party shall provide reasonable prior written notice to the other Party of such intention not to file, or to abandon or cease prosecution or maintenance (which notice shall, to the extent possible, be given no later than [**] days prior to the next deadline for any action that must be taken with respect to any such Joint Patent Right in the relevant patent office). In such case, at the other Party’s sole discretion, upon written notice to the Responsible Party from the other Party, the other party may elect to continue prosecution or maintenance of any such Joint Patent Right, at its sole cost and expense and by counsel of its own choice.
10.4    Cooperation of the Parties. Each Party agrees to cooperate fully in the prosecution and maintenance of Patent Rights under Section 10.3 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 10.1, and Patent Rights claiming or disclosing such Inventions, and to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 10.3; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.
10.5    Infringement by Third Parties.
(a)    Notice. In the event that either Aurigene or Curis becomes aware of any infringement or threatened infringement by a Third Party of any Aurigene Patent Right, Curis Patent Right or Joint Patent Right, it shall notify the other Party in writing to that effect.
(b)    Aurigene Patent Rights.
i.Prior to Option Exercise. On a Program-by-Program basis prior to Curis’ exercise of the Option for a Program, neither Party shall bring any action or proceeding against any Third Party for infringement of any Aurigene Patent Right (including any Program Patent Right or Joint Patent Right) relevant to such Program, without the prior written consent of the other Party. Any determination of how to proceed against such Third Party shall require mutual written agreement of the Parties. This Section 10.5(b)(i) shall cease to apply to an
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Aurigene Patent Right that is relevant to a Program in the event Curis’ Option with respect to such Program expires unexercised or is terminated prior to exercise.
ii.After Option Exercise. On a Licensed Program-by-Licensed Program basis after Curis’ exercise of the Option for a Program, Curis shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party for infringement of any Aurigene Patent Right (including any Program Patent Right or Joint Patent Right) relevant to such Licensed Program in the Curis Territory with respect to any infringing activity that is competitive with a Program Compound or Product, at its own expense and by counsel of its own choice, and Aurigene shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Curis fails to bring any such action or proceeding within (A) [**] days following its learning of alleged infringement, or (B) [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Aurigene shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Curis shall have the right, but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice.
(c)    Curis Patent Rights. On a Licensed Program-by-Licensed Program basis after Curis’ exercise of the Option for a Program, Aurigene shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party for infringement of any Curis Patent Right relevant to such Licensed Program in the Aurigene Territory with respect to any infringing activity that is competitive with a Program Compound or Product, at its own expense and by counsel of its own choice, and Curis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Aurigene fails to bring any such action or proceeding within (A) [**] days following its learning of alleged infringement, or (B) [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Curis shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Aurigene shall have the right, but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice.
(d)    Joint Patent Rights. Except in the case of Joint Patent Rights that are subject to Section 10.5(b) (which shall be governed solely by Section 10.5(b)): (i) Aurigene shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of Joint Patent Rights in the Aurigene Territory, at its sole cost and expense and by counsel of its own choice, and Curis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; and (ii) Curis shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of Joint Patent Rights in the Curis Territory, at its sole cost and expense and by counsel of its own choice, and Aurigene shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If the Party with the first right to bring and control any such action or proceeding fails to do so within (A) [**] days following its learning of alleged infringement, or (B) [**] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then the other Party shall have the right, but not the obligation, to bring and control any such action, at its own expense and by
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counsel of its own choice, and the first Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(e)    Cooperation; Award. In the event a Party brings an infringement action in accordance with this Section 10.5, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 10.5 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 10.5, whether by way of settlement or otherwise, shall be retained by the Party that brought and controlled such action for purposes of this Agreement; provided, however, that each Party shall be reimbursed for any of its litigation expenses, and any recovery realized by Curis as a result of any action pursuant to Section 10.5(b)(ii) (after reimbursement of the Parties’ litigation expenses) with respect to infringing activity in the Curis Territory, shall be treated as Sublicensee Royalties in the applicable portion of the Curis Territory, and Curis shall pay Aurigene the applicable percentage of such recovery in accordance with Section 6.8, calculated assuming the time of Sublicense grant occurred on the date such recovery was received.
10.6    CREATE Act. The Parties acknowledge and agree that this Agreement is a “joint research agreement” under the CREATE Act. In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention within an Aurigene Patent Right, Joint Patent Right or Curis Patent Right pursuant to the provisions of the CREATE Act, such Party shall first obtain the prior written consent of the other Party and the Parties shall work together in good faith to agree how any rejection should be overcome. To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention within an Aurigene Patent Right, Joint Patent Right or Curis Patent Right pursuant to the provisions of the CREATE Act, the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions.
10.7    Patent Term Extension.
(a)    Aurigene Patent Rights. On a Licensed Program-by-Licensed Program basis after Curis’ exercise of the Option for a Program, Curis shall have the right to determine the Aurigene Patent Rights (including Program Patent Rights and Joint Patent Rights) for which it will apply for patent extension in any country or region of the Curis Territory for any Product from such Licensed Program. Curis shall file for any such extension at Curis’ cost and expense. Aurigene shall provide all reasonable assistance to Curis in connection with such filings, provided that Curis shall pay or reimburse any out-of-pocket costs incurred by Aurigene in providing such assistance.
(b)    Curis Patent Rights. On a Licensed Program-by-Licensed Program basis after Curis’ exercise of the Option for a Program, Aurigene shall have the right to determine the
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Curis Patent Rights for which it will apply for patent extension in any country or region of the Aurigene Territory for any Product from such Licensed Program. Aurigene shall file for any such extension at Aurigene’s cost and expense. Curis shall provide all reasonable assistance to Aurigene in connection with such filings, provided that Aurigene shall pay or reimburse any out-of-pocket costs incurred by Curis in providing such assistance.
10.8    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 10.8 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).
11.Term and Termination
11.1    Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 11, expire upon either: (a) 90 days after expiration of the Research Term if Curis has not exercised its Option with respect to at least one Program by such time; or (b) expiration of the last-to-expire Royalty Term for any and all Products.
11.2    Termination for Material Breach.
(a)    Material Breach Other Than Failure to Use Diligence. Subject to Section 11.2(c), and except in the case of a material breach covered by Section 11.2(b), each Party shall have the right, in the event of material breach of this Agreement by the other Party, to terminate this Agreement in its entirety, or to terminate this Agreement in part solely with respect to the affected Program or Licensed Program, as applicable, upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within [**] days (or [**] days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [**]-day (or [**]-day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period. For clarity, in the event of any such uncured material breach affecting a particular Program or Licensed Program, such termination shall apply only to the affected Program or Licensed Program, and this Agreement shall otherwise remain in full force and effect. Notwithstanding the foregoing or Section 11.6 to the contrary, but without limiting Aurigene’s rights under Section 11.2(b)(ii), after Initiation of the first Pivotal Trial of a Product for a Licensed Program, Aurigene may not terminate this Agreement pursuant to this Section 11.2(a) with respect to such Licensed Program, except in the case of uncured material payment breach by Curis with respect to such Licensed Program, but for clarity, Aurigene may pursue any and all remedies that may be available to it at law or in equity as a result of such breach by Curis. Notwithstanding the foregoing or Section 11.6 to the contrary, after Initiation of the first Pivotal Trial of a Product for a Licensed Program, Curis may not terminate this Agreement pursuant to this Section 11.2(a) with respect to the Aurigene Territory License for such Licensed Program, but for clarity, Curis may pursue any and all remedies that may be available to it at law or in equity as a result of such breach by Aurigene.
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(b)    Material Breach of Diligence Obligations.
i.Material Breach by Aurigene. On a Program-by-Program basis, if Curis in good faith believes that Aurigene has failed to comply with its obligations under Section 3.3 with respect to a Program or under Section 5.8(a) with respect to a Licensed Program, Curis shall notify Aurigene and, within [**] days thereafter, Curis and Aurigene will meet and confer to discuss the matter in good faith and attempt to agree upon a mutually agreeable plan to address issues related to such failure by Aurigene. Following such meeting, if either (A) the Parties do not agree upon a plan to address such failure by Aurigene within the foregoing [**]-day period, or (B) Aurigene fails to comply with its obligations under any mutually agreed upon plan to address such failure by Aurigene, then subject to Section 11.2(c) below, Curis will have the right, at its sole discretion, to terminate this Agreement as it relates to such Program or Licensed Program, as applicable.
ii.Material Breach By Curis. On a Program-by-Program basis, if Aurigene in good faith believes that Curis has failed to comply with its obligations under Section 5.8(b) with respect to a particular Licensed Program, Aurigene shall notify Curis and, within [**] days thereafter, Curis and Aurigene will meet and confer to discuss the matter in good faith and attempt to agree upon a mutually agreeable plan to address issues related to such failure by Curis. Following such meeting, if either (A) the Parties do not agree upon a plan to address such failure by Curis within the foregoing [**]-day period, or (B) Curis fails to comply with its obligations under any mutually agreed upon plan to address such failure by Curis, then subject to Section 11.2(c) below, Aurigene will have the right, at its sole discretion, to terminate this Agreement as it relates to such Licensed Program.
(c)    Dispute Regarding Breach. Any right to terminate this Agreement, in its entirety or with respect to a particular Program or Licensed Program, as applicable, under this Section 11.2 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 13 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 13.
11.3    Alternative to Curis Termination for Aurigene Material Breach. As an alternative to terminating this Agreement in its entirety or as it relates to a particular Program or Licensed Program, as applicable, pursuant to Section 11.2(a) or Section 11.2(b)(i) for Aurigene’s uncured material breach, but for clarity excluding any Licensed Program after Initiation of the first Pivotal Trial of a Product for such Licensed Program, Curis may elect:
(a)    not to terminate this Agreement (in its entirety or as it relates to such Program or Licensed Program, as applicable);
(b)    to retain its rights under this Agreement (in its entirety or as it relates to such Program or Licensed Program, as applicable), including, if applicable, the Option(s) and its License(s) with respect to Licensed Program(s), subject to all terms and conditions hereof, including Article 6;
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(c)    to terminate: (i) in the case of a Program with respect to which the Option Period has not expired, Aurigene’s right to obtain the Aurigene Territory License for such Program upon Curis’ exercise of the Option for such Program; or (ii) in the case of a Licensed Program, the Aurigene Territory License for such Licensed Program;
(d)    to terminate Article 2, Section 5.5, and the Supply Option as to such Program or Licensed Program;
(e)    to assume sole responsibility for all Development Plan activities with respect to such Program or Licensed Program (including IND-enabling studies and CMC activities); and
(f)    to pursue any remedy that may be available to Curis at law or in equity as a result of Aurigene’s breach, without prejudice to Curis’ right to terminate this Agreement (in its entirety or as it relates to such Program or Licensed Program, as applicable) at a later date pursuant to Section 11.2(a) or Section 11.2(b)(i) (for that uncured material breach for so long as it remains uncured or any other uncured material breach of this Agreement by Aurigene) or pursuant to Section 11.4.
11.4    At-Will Termination by Curis. Curis shall have the right to terminate this Agreement in its entirety or as it relates to a particular Program or Licensed Program or on a country-by-country basis, for any reason or for no reason at any time upon 60 days’ prior written notice to Aurigene.
11.5    Effect of Expiration. Upon expiration (but not on earlier termination) of this Agreement, all Licenses granted by Aurigene to Curis that were in effect immediately prior to such expiration shall survive on a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual basis.
11.6    Effect of Termination.
(a)    Termination Prior to Option Exercise. In the event of termination of this Agreement in its entirety prior to Curis’ exercise of the Option for any Program, or termination of this Agreement as to any Program prior to exercise of the Option for such Program, then, in each case, all rights and licenses granted by each Party to the other Party with respect to such Program under this Agreement (including the Option for such Program) shall automatically terminate and revert to the granting Party.
(b)     Effect of Termination on Fully-Paid Licenses. If the Royalty Term with respect to a Product for any Program in any country has expired on or before any termination of this Agreement in its entirety or as to such Program, the License with respect to such Product in such country, as well as the applicable Aurigene Territory License, shall survive such termination of this Agreement.
(c)    Termination by Aurigene Pursuant to Section 11.2(a) or 11.2(b)(ii) or by Curis Pursuant to Section 11.4 After Option Exercise. Solely in the event of termination of this Agreement by Aurigene pursuant to Section 11.2(a) or Section 11.2(b)(ii), or by Curis
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pursuant to Section 11.4, the following provisions of this Section 11.6(c) shall apply to any Program that was a Licensed Program immediately prior to such termination:
i.Curis’ License with respect to any Licensed Program that is not a Terminated Program, either in the entire Curis Territory or in countries of the Curis Territory outside of the Terminated Region, as applicable, shall continue in full force and effect, subject to all terms and conditions hereof, including Article 6;
ii.Curis’ License with respect to any Terminated Program, either in the entire Curis Territory or in the Terminated Region, as applicable, shall terminate and revert to Aurigene;
iii.Curis shall, and it hereby does, grant to Aurigene a perpetual, royalty-free license, with the right to sublicense, under Curis Technology solely to develop, make, have made, use, sell, offer for sale, have sold, import and otherwise exploit Program Compounds and Products for any Terminated Program in the Field, either in the Curis Territory or in the Terminated Region, as applicable. Such license shall be non-exclusive with respect to Curis Patent Rights and exclusive with respect to Curis Know-How. Notwithstanding the foregoing, to the extent the Curis Patent Rights for such Terminated Program include Patent Rights licensed to Curis by a Third Party that are subject to royalty or milestone payment obligations to such Third Party with respect to Program Compounds or Products for such Terminated Program, then Curis shall so notify Aurigene, together with a true, complete and correct description of such royalty and milestone payment obligations, and the inclusion of such Curis Patent Rights in the license granted to Aurigene under this Section 11.6(c)(iii) for such Terminated Program shall be subject to Aurigene’s agreeing in writing to pay, and promptly paying, all royalty and milestone payments that become due to such Third Party by reason of the development, manufacture or commercialization of such Program Compounds and Products for such Terminated Program by or on behalf of Aurigene or any of its Affiliates or sublicensees in the Curis Territory or the Terminated Region, as applicable;
iv.Curis shall, and it hereby does, grant to Aurigene a right of first negotiation, exercisable within 90 days after termination, to obtain an exclusive, royalty-bearing license, with the right to sublicense, under Curis Patent Rights solely to develop, make, have made, use, sell, offer for sale, have sold, import and otherwise exploit Program Compounds and Products for any Terminated Program in the Field, either in the Curis Territory or in the Terminated Region, as applicable, upon commercially reasonable terms and conditions to be negotiated in good faith by the Parties;
v.Curis shall: (A) disclose to Aurigene as soon as reasonably practicable such Curis Technology with respect to Program Compounds and Products for such Terminated Program not previously disclosed to Aurigene as may be necessary or useful to enable Aurigene to practice the license granted under Section 11.6(c)(iii) (and, if applicable, Section 11.6(c)(iv)); (B) as promptly as reasonably practicable, transfer and assign to Aurigene all of its and its Affiliates’ right, title and interest in and to all Regulatory Filings and associated correspondence with Regulatory Authorities with respect to Program Compounds and Products for such Terminated Program, either in the Curis Territory or in the Terminated Region, as applicable (or,
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if Applicable Law prevents or delays the transfer of ownership of any such Regulatory Filing to Aurigene, Curis shall grant, and does hereby grant, to Aurigene an exclusive and irrevocable right of access and reference to such Regulatory Filing for Program Compounds and Products from such Terminated Program, either in the Curis Territory or in the Terminated Region, as applicable, and shall cooperate fully to make the benefits of such Regulatory Filings available to Aurigene or its designee); and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under this Section 11.6(c)(v) to Aurigene;
vi.any sublicense granted by Curis or its Affiliate to a Sublicensee under the License with respect to a Terminated Program in the Curis Territory or in the applicable Terminated Region (as applicable), shall survive the termination of this Agreement and become a direct license from Aurigene to such Sublicensee, provided that, in the case of termination for Curis’ uncured material breach pursuant to Section 11.2(a) or Section 11.2(b)(ii), such Sublicensee did not cause such uncured material breach of this Agreement, and provided that Aurigene shall have no obligations under such sublicense beyond the obligations expressly set forth in this Agreement;
vii.Curis shall reasonably cooperate, at Aurigene’s expense, with Aurigene and its designee(s) to facilitate a smooth, orderly and prompt transition of any ongoing manufacturing, development and commercialization activities with respect to Program Compounds or Products for a Terminated Program to Aurigene or its designee(s), in the Curis Territory or the applicable Terminated Region (as applicable);
viii.Aurigene shall have the right to purchase from Curis, at a purchase price equal to Curis’ fully-burdened manufacturing cost (calculated in accordance with Accounting Standards, consistently applied), any or all available and usable clinical and commercial quantities of Product or Program Compound for a Terminated Program in Curis’ or its Affiliates’ possession or control, within [**] days after receipt of Aurigene’s request, provided that if Curis retains a License to the applicable Licensed Program in any portion of the Curis Territory, Curis shall not be obligated to sell any portion of such supplies that Curis intends to use or commercialize outside the Terminated Region. Any packaging, transport, insurance and other costs for delivery of any such purchased materials to Aurigene or its designee shall be paid by Aurigene;
ix.if Product or Program Compound for a Terminated Program was being manufactured by any Third Party for Curis prior to termination or Curis had contracts with vendors prior to termination, which contracts are necessary or useful for Aurigene to take over responsibility for the Program Compounds or Products in the Curis Territory, Curis shall (A) provide Aurigene with an introduction to such Third Party contract manufacturer or vendor, (B) deliver to such contract manufacturer or vendor written authorization to contract with Aurigene for the manufacture and supply of such Product or Program Compound and to manufacture and supply such Product or Program Compound to Aurigene for the Curis Territory or the Terminated Region (as applicable) using the Curis Know-How in the possession of such contract manufacturer, or such other services as had been provided to Curis with respect to such
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Product or Program Compound for the Curis Territory or Terminated Region (as applicable), and (C) if permitted by the agreements with such Third Party contract manufacturer or vendor and to the extent requested in writing by Aurigene, assign such agreements to Aurigene, or the applicable work orders, statements of work or the like under such agreements that are relevant to the applicable Product or Program Compound, or if assignment is not permitted, cooperate with Aurigene in working with the contract manufacturer or vendor to obtain the benefits of such agreements or to enter into a new agreement with the contract manufacturer or vendor. In negotiating agreements with any Third Party contract manufacturer or vendor for services with respect to Program Compounds or Products, Curis shall use commercially reasonable efforts to obtain the agreement of such contract manufacturer or vendor to permit Curis to assign such agreement, or the applicable work order(s), statement(s) of work or the like under such agreements that are relevant to the applicable Product or Program Compound, to Aurigene pursuant to this Section 11.6(c)(ix), and, if Curis does not obtain such contract manufacturer’s or vendor’s agreement to the foregoing, Curis shall use commercially reasonable efforts to obtain such contract manufacturer’s or vendor’s consent to such assignment;
x.Curis shall, and it hereby does, grant and shall cause to be granted to Aurigene a license in and to any trademarks specific to one or more Products or Program Compounds that Curis or its Affiliate or Sublicensee used with such Product(s) or Program Compound(s) for the Curis Territory or Terminated Region (as applicable). It is understood that such license shall not include the name of Curis or any of its Affiliates or Sublicensees; and
xi.The applicable Aurigene Territory License shall survive.
11.7    Return of Confidential Information. In the event of termination of this Agreement, each Party shall return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information, except to the extent such Confidential Information is necessary or useful for the practice of any License or Aurigene Territory License (as applicable) that survives such termination in accordance with Section 11.6. Notwithstanding the foregoing, each Party will be permitted to retain one copy of Confidential Information of the other Party as necessary to comply with Applicable Law and for the purpose of determining any continuing obligations hereunder.
11.8    Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, all terms and provisions of this Agreement which would reasonably be expected to survive expiration or termination shall so survive, including the Parties’ rights and obligations under Sections 4.12, 7.4, 7.5, 8.1, 8.2, 8.4, 8.6, 9.3, 9.4, 10.1, 10.3(b), 10.5(d), 10.6, 11.5, 11.6, 11.7, 11.8 and 11.9 and Articles 12, 13 and 14 of this Agreement shall survive expiration or any termination of this Agreement.
11.9    Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.
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12.Indemnification
12.1    Indemnification by Curis. Curis hereby agrees to save, defend, indemnify and hold harmless Aurigene, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Aurigene Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Aurigene Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Curis or any of its Affiliates or Sublicensees of any Program Compound or Product in or for the Curis Territory, (b) the gross negligence or willful misconduct of any Curis Indemnitee (defined below), or (c) the breach by Curis of any warranty, representation, covenant or agreement made by Curis in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Aurigene Indemnitee or the breach by Aurigene of any warranty, representation, covenant or agreement made by Aurigene in this Agreement.
12.2    Indemnification by Aurigene. Aurigene hereby agrees to save, defend, indemnify and hold harmless Curis, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Curis Indemnitees”) from and against any and all Losses to which any Curis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of Aurigene or any of its Affiliates, licensees or sublicensees of any Program Compound or Product in or for the Aurigene Territory, other than such activities pursuant to a Development Plan, (b) the gross negligence or willful misconduct of any Aurigene Indemnitee, or (c) the breach by Aurigene of any warranty, representation, covenant or agreement made by Aurigene in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Curis Indemnitee or the breach by Curis of any warranty, representation, covenant or agreement made by Curis in this Agreement.
12.3    Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 12.1 or Section 12.2, it shall inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. If the Indemnifying Party does not assume control of such defense within [**] days after receiving notice of the Claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all
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costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within [**] days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.
13.Dispute Resolution
13.1    Disputes. Subject to Section 13.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Executives for attempted resolution. In the event such Executives are unable to resolve such Dispute within [**] days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 13.2, except as expressly set forth in Section 13.3.
13.2    Arbitration.
(a)    Claims. Subject to Section 13.3 below, any Dispute that is not resolved under Section 13.1 within the applicable [**]-day period shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution (the “Administrator”) in accordance with its then-effective International Dispute Resolution Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 13.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules, provided that such individual shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates (or any licensee or sublicensee of the rights granted to such Party under this Agreement) and shall have at least 15 years of pharmaceutical industry experience. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, New York, USA if Aurigene requests the arbitration and in Singapore if Curis requests the arbitration.
(b)    Discovery. Within [**] days after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration. In addition, each Party shall have the right to take up to 40 hours of deposition testimony, including expert deposition testimony.
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(c)    Hearing; Decision. The Hearing shall commence within [**] days after the selection of the Arbitrator. The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator. The Hearing shall be no longer than five business days in duration. The Arbitrator shall also permit the submission of expert reports. The Arbitrator shall render the Award within [**] days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of New York, USA, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 9.4. The Award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.
(d)    Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the Administrator and the Arbitrator.
13.3    Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 13.2.
14.Miscellaneous
14.1    Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and
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the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.
14.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.
14.3    Entire Agreement; Amendments. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the Mutual CDA and the Supplemental CDA. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
14.4    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
14.5    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
(a)    in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or
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(b)    to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
14.6    Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
14.7    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
14.8    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or express courier), sent by internationally-recognized express courier or sent by mail, postage prepaid, addressed as follows:
If to Aurigene, to:    Aurigene Discovery Technologies Limited
39-40, KIADB Industrial Area
Phase II, Electronic City Hosur Road
Bangalore - 560100 Karnataka
India
Attn:    CSN Murthy, Chief Executive Officer
Facsimile No.: (91) 80 2852 6285
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with a copy to:    Duane Morris LLP
750 B Street, Suite 2900
San Diego, CA 92101-4681
USA
Attn:    David A. Charapp
Facsimile No.: +1 (619) 744-2251
If to Curis, to:    Curis, Inc.
4 Maguire Road
Lexington, MA 02421-3112
USA
Attn:    Chief Executive Officer
Facsimile No.: +1 (617) 354-2407
with a copy to:    Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
USA
Attn:    Jane K. Adams
Facsimile No.: +1 (858) 550-6240
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by internationally-recognized express courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.
14.9    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
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14.10    Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
14.11    No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.
14.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
[Signature page follows.]

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In Witness Whereof, the parties hereto have duly executed this Collaboration, Option and License Agreement as of the Effective Date.

Aurigene Discovery Technologies Limited	Curis, Inc.
By:/s/ CSN Murthy Name: CSN Murthy Title: CEO	By:/s/ Ali Fattaey Name: Ali Fattaey Title: President & CEO

Exhibit Index:
Exhibit A: Press Release

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